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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ----------

                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported):  November 5, 1998
                                                         ----------------


                          RENAISSANCE WORLDWIDE, INC.
           ---------------------------------------------------------
              (Exact name of registrant as specified in charter)

        MASSACHUSETTS                   0-28192                  04-2920563
        -------------                   -------                  ----------
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
     of incorporation)                                       Identification No.)


189 Wells Avenue, Newton, MA                                       02159
----------------------------                                       -----
(Address of principal executive offices)                         (Zip Code)


      Registrant's telephone number, including area code:  (617) 527-6886
                                                           --------------


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                          This is page 1 of 63 pages.

ITEM 5. OTHER EVENTS.

          This Current Report on Form 8-K is filed voluntarily to restate the financial statements of Renaissance Worldwide, Inc. as well as management's discussion and analysis of such financial statements to reflect the poolings-of-interests transactions with Neoglyphics Media Corporation and Triad Data, Inc. for the three years ended June 28, 1997 and for the six-month transition period ended December 27, 1997.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Since its initial public offering in June 1996, the Company has executed an aggressive acquisition strategy significantly expanding the Company's national and international presence and increasing the number of management consulting and IT service offerings provided by the Company. With the growth came a reorganization of the Company's structure into three business units: strategy, solutions and services; and a renaming of the Company to Renaissance Worldwide, Inc. to reflect the Company's new value proposition to clients, expanded international presence and broader range of consulting services.

  The more significant of the acquisitions executed in the past 18 months were the acquisitions of Renaissance Solutions, Inc. ("RSI") and The Hunter Group,
                                                  ---
Inc. ("Hunter"). RSI, a publicly traded company prior to acquisition with
       ------
revenues for the twelve months ended June 1997 of $64.3 million, provides management consulting and technology integration services and is the cornerstone of the Strategy Group and IT transformation service of the Solutions Group. Hunter, with revenues of $39.2 million for the twelve months ended December 1996, provides IT solutions design, systems implementation and education services and comprises the enterprise management service of the Solutions Group.

  In addition to RSI and Hunter, the Company has acquired 23 other companies since June of 1996 (three of which were acquired by RSI prior to merger). Two of these companies were acquired in the second quarter of fiscal 1998.

  Revenue is recognized for consulting services performed either on a time and materials basis, as is the case with the Services Group and certain sectors of the Solutions group, or on a fixed price basis for the remainder of the Solutions Group and the Strategy Group. Revenue for fixed price contracts is recognized using the percentage of completion method based upon the number of labor hours incurred compared to the total estimated labor hours at estimated realizable rates. Under the percentage of completion method, the Company must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as a project progresses to reflect changes in projected completion costs or dates. The cumulative effect of any revision in estimates of the percentage of completion, or the effect of identifiable losses on cost over-runs, is reflected in the financial reporting period in which the change in the estimate or the loss becomes known. The Company mitigates the risk of losses for cost over-runs by subdividing its projects into smaller phases. In these cases, the Company and its clients agree on a fixed price and fixed time frame prior to the commencement of each phase of the project. These agreements may be revised, subject to the approval by the Company and its clients, when a significant change in the scope or cost of a phase arises that neither the Company nor the client had anticipated. Because the Company bears the risk of cost over-runs and inflation associated with fixed-price, fixed-time frame projects, the Company's operating results may be adversely affected by inaccurate estimates of contract completion costs and dates.

  Because revenue is recognized only when consultants are working, operating results are adversely affected when client facilities are closed due to holidays or inclement weather. The Company experiences a certain amount of seasonality in the quarter ended the last Saturday in December due to the number of holidays falling in the quarter and shutdowns by certain customers for the holiday week. In addition, lower gross margins are experienced in the first quarter of the calendar year due primarily to the timing of unemployment tax accruals and, to a lesser extent, social security taxes.

  Revenue growth is achieved by increasing the number of projects or consultants on engagements and, to a lesser extent, by increasing average bill rates. Gross margin increases are achieved primarily by increasing the utilization of the salaried consultants, and to a lesser extent, by increasing the bill rates of hourly consultants and increasing the amount of revenue generated by the Strategy and Solutions Groups. The Strategy and Solutions Groups generally obtain higher gross margin percentages than the Services Group for a variety of reasons.

  Due to the significant expansion since June 1996, the Company has increased the infrastructure of its internal IT, human resources, marketing and finance areas, as well as expanded a number of its branch facilities to accommodate growth. This has resulted in increases in the selling, general and administrative expenses of the Company.

  The Company is currently reviewing its IT infrastructure for year 2000 considerations and capacity given the recent growth and anticipated growth in the next five years. The Company is also converting its enterprise-wide financial and human resource systems to the PeopleSoft system. The Company expects a significant benefit by conforming all accounting and human resource systems to PeopleSoft, allowing for additional capacity without additional headcount, a reduction of manual input, as well as expanded and more timely reporting of financial information. The Company is staffing the PeopleSoft project internally. While using internal resources reduces the overall costs of this project, the Company will experience some decrease in the billable utilization of its consultants as a result of using these resources on internal projects.

RECENT ACQUISITIONS

  In July 1997 and November 1997, the Company acquired all of the outstanding stock of RSI and Hunter, respectively. In total, 21,647,012 shares of Renaissance common stock were exchanged for all of the outstanding common stock of RSI and Hunter. In addition, outstanding stock options to purchase RSI and Hunter common stock were converted into options to purchase 3,361,088 shares of Renaissance's common stock. These transactions have been accounted for as poolings-of-interests and, therefore, all prior period financial statements have been restated as if the acquisitions took place at the beginning of such periods. Renaissance incurred transaction and related costs of $18.0 million in the six months ended December 27, 1997 related to these acquisitions, which have been expensed as incurred.

  In addition, in the six months ended December 27, 1997, the Company acquired four companies in acquisitions accounted for as purchases: Technomics Consultants International, Inc.; McClain Group, Inc.; Eligibility Management Systems, Inc.; and Cambridge Software Group, Inc. Renaissance paid an aggregate of $37.5 million in cash for these acquisitions, of which $33.5 million was payable at closing. In addition, the Company may become obligated to pay up to $12.6 million in contingent cash consideration. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the respective dates of acquisition. The excess of the consideration paid over the estimated fair value of net assets acquired has been recorded as goodwill. The results of operations for these acquisitions have been included in Renaissance's results of operations from the respective dates of acquisition.

SUBSEQUENT EVENTS

In March 1998 the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Neoglyphics Media Corporation ("Neoglyphics").
                                                         -----------
Neoglyphics is a Internet development and applications company based in Chicago, Illinois and is the foundation of the e-commerce business unit within the Solutions Group. Pursuant to the agreement and plan of merger, each share of Neoglyphics was converted into the right to receive .12495 shares of Renaissance common stock. Renaissance also assumed outstanding options for the purchase of Neoglyphics common stock at the same conversion ratio.

In April 1998 the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Triad Data, Inc. ("Triad"). Triad is an information
                                            -----
technology consulting firm performing services similar to those of the Services Group of the Company. Pursuant to the agreement and plan of merger, each share of Triad common stock was converted into the right to receive 24,409.2 shares of Renaissance common stock.

In total 4,554,759 shares of the Company's Common Stock were exchanged for all of the outstanding common stock of Neoglyphics and Triad. In addition, outstanding stock options to purchase Neoglyphics common stock were converted into options to purchase 119,940 shares of the Company's common stock. These transactions have been accounted for as poolings-of-interests and, therefore, the financial statements of the Company have been restated to include the financial condition, results of operations and cash flows of these two companies for all periods presented. The Company incurred $6.9 million in acquisition-related expenses in the second quarter of 1998 related to these transactions.

SIX MONTHS ENDED DECEMBER 27, 1997 AND DECEMBER 28, 1996

  Revenue: Revenue increased 49% to $320.1 million for the six months ended December 27, 1997 from $214.8 million for the six months ended December 28, 1996. The increase was attributable primarily to increases in the revenues of the Services Group, whose revenues comprised 64.7% of the total revenues for the six months ended December 27, 1997. The Services Group's revenues increased by $43.1 million, or 26.3%, in the period due to growth within existing branch offices, as well as growth resulting from having the revenues of acquisitions made during the six months ended December 1996 in the results of operations for the entire period of 1997. The Strategy Group, which comprised 11.6% of Renaissance's total revenues, experienced revenue increases of 100.8% to $37.0 million for the six months ended December 27, 1997 from $18.4 million for the six months ended December 28, 1996. The increases were a result of greater utilization of the salaried consultants as well as the addition of the COBA-Boston and COBA-UK acquisitions in the third quarter of fiscal 1997. Revenues from the Solutions Group increased $43.7 million, or 134.6%, to $76.2 million in the period due to an increase in the overall number of engagements over the prior period.

  Gross Profit: Gross profit increased 61% to $104.4 million for fiscal 1997 from $64.7 million in fiscal 1996. As a percentage of revenue, gross profit increased to 32.6% in the six months ended December 27, 1997 from 30.1% in the six months ended December 28, 1996. This increase is attributable to the increased number of higher margin solutions and strategy projects and the increased utilization of the salaried consultants as compared with the prior period.

  Selling, General and Administrative Expenses: Selling, general and administrative expenses, excluding acquisition-related expenses, increased by 63% to $81.7 million in the six months ended December 27, 1997 from $50.2 million in the six months ended December 28, 1996. As a percentage of revenue, selling, general and administrative expenses increased to 25.5% of revenue for the six months ended December 27, 1997 from 23.4% in the six months ended December 28, 1996. This increase was attributable to the additional costs necessary to support the growth in the Company's business and professional staff, increases in facilities and investments in upgrading the Company's telecommunications networks and systems, as well as increases in amortization of goodwill due to the additional acquisitions made during fiscal 1997 and the transition period ended December 27, 1997.

  Acquisition-Related Expenses:   The Company incurred acquisition-related
expenses in the six months ended December 27, 1997 of $18.0 million as a result of its acquisitions of RSI and Hunter during the period. Acquisition-related costs of $8.7 million in the six months ended December 28, 1996 resulted from the acquisitions of Application Resources Inc. ("ARI"), Shamrock Computer
                                                 ---
Resources ("SCR") and International System Services Corporation ("ISS") during
            ---
the period. These costs primarily represent investment banking, accounting, printing, and legal costs. Costs were higher for the RSI and Hunter acquisitions due to their relatively larger size.

  Interest and Other Income (Expense), Net:   Interest and other income
(expense), net changed by $3.3 million to $0.7 million in expense in the six months ended December 27, 1997 from $2.6 million in income in the six months ended December 28, 1996. The 1996 period included the receipt by ARI of approximately $1.6 million in net proceeds from the settlement of certain litigation. In addition, amounts outstanding under the Company's lines of credit and other indebtedness were reduced during the 1996 period as a result of the receipt of the proceeds from the Company's initial public offering in June 1996 and from the proceeds from RSI's public offerings in May and November of 1996. Borrowings under the Company's line of credit increased during the period ended December 27, 1997.

FISCAL YEARS ENDED JUNE 28, 1997 AND JUNE 29, 1996

  Revenue:   Revenue increased 47% to $489.8 million for fiscal 1997 from
$333.1 million in fiscal 1996. The increase was attributable primarily to increases in the revenues of the Services Group, which comprised 73.8% of the Company's total revenues for the fiscal year ended June 28, 1997. The Services Group's revenue increased by $107.6 million, or 42.3%, in the period due to growth within the existing branch offices, the continued maturation of newer branch offices and the addition of new branches resulting from acquisitions accounted for as purchases completed during the year, all of which resulted in a greater number of IT professionals placed during the period. The Strategy Group, which comprised 9.3% of Renaissance's total revenues, experienced revenue increases of $10.5 million, or 30.3%, during the fiscal year ended June 28, 1997. Revenues from the Solutions Group increased $38.7 million, or 87.2%, in the period due to an increase in the overall number of engagements and the enhanced performance of Hunter's UK subsidiary which commenced operations in September 1995.

  Gross Profit:   Gross profit increased 47% to $147.4 million for fiscal 1997 from $100.6 million in fiscal 1996. As a percentage of revenue, gross profit decreased slightly to 30.1% in fiscal 1997 from 30.2% in fiscal 1996.

  Selling, General and Administrative Expenses:   Selling, general and
administrative expenses, excluding acquisition-related expenses, increased by 41% to $108.6 million in fiscal 1997 from $76.8 million in fiscal 1996. As a percentage of revenue, selling, general and administrative expenses decreased to 22.2% of revenue for fiscal 1997 from 23.1% in fiscal 1996. This decrease was attributable to the increase in total revenues during a period in which, other than through acquisition, there was limited branch expansion. The total increase in the selling, general and administrative expenses is a result of additional costs necessary to support the growth in the Company's business and professional staff, increases in facilities and investments in upgrading the Company's telecommunications networks and systems.

  Acquisition-Related Expenses:   The Company incurred acquisition-related
expenses in fiscal 1997 of $8.3 million in connection with its acquisitions of ISS, ARI, and SCR during the period. The Company incurred acquisition-related expenses in fiscal 1996 in connection with its acquisition of ISS.

  Interest and Other Income (Expense), Net:   Interest and other income
(expense), net increased $4.0 million to $3.3 million in income in fiscal 1997 from $0.8 million in expense in fiscal 1996. The 1996 period included the receipt by ARI of approximately $1.6 million in net proceeds from the settlement of certain litigation. In addition, amounts outstanding under the Company's lines of credit were reduced during the year upon receipt of the proceeds from the Company's initial public offering in June 1996 and its subsequent offering in February of 1997 and from the proceeds from RSI's public offerings in May and November of 1996. The remaining proceeds from these offerings also generated increased interest income.

FISCAL YEARS ENDED JUNE 29, 1996 AND JUNE 24, 1995

  Revenue:   Revenue increased 50% to $333.1 million in fiscal 1996 from
$222.0 million for fiscal 1995. This increase was attributable primarily to revenue increases in the Services Group, which comprised 76.2% of total revenues for the period. The Services Group's revenues increased $79.2 million, or 45.3%, in the period due primarily to a growth of sales within existing offices and the continued maturation of newer branch offices, resulting in a greater number of IT professionals placed with clients during the period. The Strategy Group, which comprised 10.4% of Renaissance's total revenue during the year, experienced a revenue increase of $12.1 million, or 53.6%, during the fiscal year ended June 29, 1996. Revenues from the Solutions Group increased $19.7 million, or 80.1%, in the period due to an increase in the overall number of engagements, offset slightly by decreases in average billing rates.

  Gross Profit:   Gross profit increased 55% to $100.6 million for fiscal 1996 from $65.0 million in fiscal 1995. As a percentage of revenue, gross profit increased to 30.2% in fiscal 1996 from 29.3% in fiscal 1995. This increase is attributable to the increased number of higher margin solutions and strategy projects and the increased utilization of the salaried consultants in the Services Group as compared with the prior period. These increases were offset by decreases in the utilization of consultants in the Solutions Group resulting from significant hiring for future projects during the period.

  Selling, General and Administrative Expenses:   Selling, general and
administrative expenses, excluding acquisition-related expenses, increased 53% to $76.8 million in fiscal 1996 from $50.3 million in fiscal 1995. As a percentage of revenue, selling, general and administrative expenses increased to 23.1% of revenues in fiscal 1996 from 22.7% in fiscal 1995. These increases both in absolute dollars and as a percentage of revenues are due principally to additional costs incurred to support the growth in the Company's business and professional staff in 1996 including salaries for administrative staff, facilities expense and investments in upgrading the Company's telecommunications networks and systems.

  Interest and Other Income (Expense), Net:   Interest and other income
(expense), net changed by $31,000 to $773,000 in expense for the fiscal year ended June 29, 1996 from $804,000 in expense for the comparable prior period. This change is attributable primarily to slight decreases in the amounts outstanding under the Company's line of credit and other debt facilities in the period.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly operating information for each of the ten quarters ending with the quarter ended December 27, 1997, in thousands of dollars and as a percentage of revenue. This data has been prepared on the same basis as the audited financial statements and in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented, when read in conjunction with Renaissance's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                  THREE MONTHS ENDED
                                              -----------------------------------------------------------
                                               SEPT.         DEC.        MARCH        JUNE         SEPT.
                                              -------       ------      -------      ------       -------
                                                1995         1995       1996(1)      1996(2)       1996(3)
                                              ------------  ---------  -----------  -----------  ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue  ............................      $   71,255      $ 75,180   $ 88,842     $ 97,786      $101,975
Gross profit  ........................         20,693        22,210     26,381       31,283        29,416
Income (loss) from operations  .......          4,868         5,214      5,986        4,181         5,194
Net income (loss)  ...................          3,441         3,967      3,379        1,233         4,259
Net income (loss) per share--basic  ..     $     0.08      $   0.09   $   0.08     $   0.03      $   0.09
Net income (loss) per share--diluted..     $     0.07      $   0.09   $   0.07     $   0.03      $   0.08
As a Percentage of Revenue:
  Revenue  ...........................          100.0%        100.0%     100.0%       100.0%        100.0%
  Gross profit  ......................           29.0%         29.5%      29.7%        32.1%         28.8%
  Income from operations  ............            6.8%          6.9%       6.7%         4.4%          5.1%
  Net income (loss)  .................            4.8%          5.3%       3.8%         1.4%          4.6%


                                                                  THREE MONTHS ENDED
                                          ---------------------------------------------------------------
                                              DEC.            MARCH      JUNE         SEPT.        DEC.
                                             ------          -------    ------       -------      ------
                                          1996(2)(4)(5)       1997       1997        1997(6)      1997(7)
                                          ----------       --------   --------     --------      --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue  .............................     $  112,799      $131,820   $143,239     $155,953      $164,166
Gross profit  ........................         35,306        41,808     40,881       51,386        53,038
Income (loss) from operations  .......            666        13,814     10,827        2,158         2,619
Net income (loss)  ...................         (2,605)        8,493      7,027       (2,719)       (1,512)
Net income (loss) per share--basic  ..     $    (0.05)     $   0.17   $   0.13     $  (0.05)     $  (0.03)
Net income (loss) per share--diluted..     $    (0.05)     $   0.16   $   0.12     $  (0.05)     $  (0.03)
As a Percentage of Revenue:
  Revenue  ...........................          100.0%        100.0%     100.0%       100.0%        100.0%
  Gross profit  ......................           31.3%         31.7%      28.5%        32.9%         32.3%
  Income (loss) from operations  .....            0.6%         10.5%       7.6%         1.4%          1.6%
  Net income (loss)  .................           (2.3)%         6.4%       4.9%        (1.7)%        (0.9)%

--------------
(1) Includes a $642,000 charge associated with the conversion of America's Registry from an S corporation to a C corporation. See Note 9 to Consolidated Financial Statements.
(2) In December 1996, the Company completed the acquisition of ISS, which has been accounted for as a pooling of interests. Transaction costs have been expensed as incurred and totaled $3.5 million in the quarter.
(3) Includes a $302,000 credit associated with the conversion of Neoglyphics from an S corporation to a C corporation. See note 9 to Consolidated Financial Statements.
(4) In November 1996, the Company completed the acquisitions of ARI and SCR, each of which has been accounted for as a pooling-of-interests. Transaction costs have been expensed as incurred and totaled $4.9 million in the quarter.
(5) Includes a $403,000 credit associated with the conversion of SCR from an S corporation to a C corporation. See Note 9 to Consolidated Financial Statements.
(6) In July 1997, Renaissance completed the acquisition of RSI, which has been accounted for as a pooling of interests. Transaction costs have been expensed as incurred and totaled $11.2 million in the quarter.
(7) In November 1997, Renaissance completed the acquisition of Hunter, which has been accounted for as a pooling of interests. Transaction costs have been expensed as incurred and totaled $6.8 million in the quarter.

  The above quarterly data reflects the results of operations for 13 weeks, except for the September 1995 quarter which includes 14 weeks. The March 1996 and 1997 revenue reflects in some part the seasonality of the business and the impact of the additional employment taxes on profitability.

  During the October to December quarter, the number of holidays and vacation days marginally reduces revenue. Some clients also close operations completely during the last week of the year. Renaissance also experiences a lower operating profit margin in the January to March quarter, in part as a result of higher unemployment tax accruals and, to a lesser extent, FICA taxes which are expensed as incurred. During this quarter, the unemployment tax, which is based on the first $7,000-$20,000 of wages for each employee, depending on the state, is significantly higher than other quarters.


LIQUIDITY AND CAPITAL RESOURCES

  On February 26, 1997, the Company completed a public offering in which it sold 2,468,332 shares of Renaissance Common Stock. The Company received $48.3 million from the sale of shares, net of all underwriting discount and expenses associated with the offering. Net proceeds were used to repay all outstanding indebtedness under Renaissance's credit facility, approximately $18.2 million. Approximately $2.5 million was used to finance the upgrade of Renaissance's IT infrastructure. The remaining proceeds were utilized to fund working capital and general corporate purposes and to finance the acquisitions made in the six months ended December 27, 1997 (see Recent Acquisitions).

  Renaissance has a revolving advance facility with BNY Financial Corporation (the "Line of Credit") under which it can borrow the lesser of $50.0 million or 85% of eligible receivables. The Line of Credit is secured by all of the Company's assets and contains certain restrictive covenants, including limitations on amounts of loans the Company may extend to officers and employees, the incurrance of additional debt and the payment of dividends on the Company's Common and Preferred Stock. Additionally the agreement requires the maintenance of certain financial ratios, including minimum tangible net worth and a limit on the ratio of total liabilities to total tangible net worth.

  As of December 27, 1997, there was $36.1 million outstanding with availability of $13.9 million. The Line of Credit bears an interest rate of LIBOR plus 2.5% or the Bank of New York alternate base rate plus 0.5% at the Company's option. In addition to cash and cash equivalents at December 27, 1997, the Company had invested $5.9 million in marketable securities consisting of various federal agency and municipal bonds.

  The Company experienced negative cash flows from operations of $18.6 million for the six months ended December 27, 1997. The negative operating cash flows during this period are primarily due to a $26.7 million increase in gross accounts receivable during the period. This increase was attributable primarily to increased revenues as well as the shift in certain invoicing requirements resulting in additional clients being invoiced on a monthly basis as opposed to their previous weekly basis. Additionally, cash flows from operations were impacted by fluctuations in current and other assets and payable balances between the periods and changes in deferred taxes in the period. The operating cash flow decreases were mitigated by increases in accrued expenses due primarily to acquisition related accruals and end of year bonus accruals.

  The Company had negative cash flows from investing activities of $24.8 million for the six months ended December 27, 1997. The primary uses of cash for investing activities in the period were $37.0 million paid for acquisitions and $10.5 million in fixed asset purchases. This was mitigated by net proceeds from sales of marketable securities of $22.8 million in the period.

  The Company had cash provided by financing activities of $33.6 million for the six months ended December 27, 1997. The primary sources of cash from financing activities were $31.2 million in net borrowings on the Company's lines of credit and $4.0 million of issuances of long-term debt.

  The Company anticipates that its primary uses of working capital in future periods will be for funding growth, either through acquisitions, the internal development of existing branch offices or the development of new branch offices and service offerings. The Company also anticipates making approximately $10.0 million in capital expenditures over the next twelve months, primarily related to information systems (See Overview). In connection with certain of its acquisitions, the Company may be obligated to make certain contingent payments over the next several years, including $9.3 million which the Company currently is required to pay over the next 15 months. The Company does not believe that such payments would have a material impact on the Company's liquidity, results of operations or capital requirements. The Company's principal capital requirement is working capital to support the accounts receivable associated with its revenue growth. The Company believes that its Line of Credit, together with cash flows from operations, will be sufficient to meet the Company's presently anticipated working capital needs for at least the next 12 months.

  Foreign currency fluctuations and inflation did not have a significant impact on the Company for any of the periods presented.

IMPACT OF THE YEAR 2000 ISSUES

  The "Year 2000" problem arose because many computer programs use only the last two digits to refer to a year. Therefore, date-sensitive software or hardware may not be able to distinguish between 1900 and 2000 and programs that perform arithmetic operations, comparisons or sorting of date fields may begin yielding incorrect results. The Year 2000 problem could potentially cause a system failure or miscalculations that could disrupt the Company's operations.

  The Company's State of Readiness. The Company has developed a Year 2000
  --------------------------------
remediation plan that involves three overlapping phases.

  In the catalog phase, the Company has created an index of Year 2000 issues broken down into three functional areas:

  .  Applications and information technology (IT) equipment - This area includes
     ------------------------------------------------------
     all mainframe, network and desktop hardware and software, including custom and packaged applications, and IT embedded systems.

  .  Non-information technology (non-IT) embedded systems - These systems
     ----------------------------------------------------
     include non-IT equipment and machinery. Non-IT embedded systems, such as security, fire prevention and climate control systems, typically include embedded technology, such as microcontrollers.

  .  Vendor and customer relationships - These include significant third-party
     ---------------------------------
     vendors and suppliers of goods and services, as well as vendor and supplier interfaces. These also include customers of the Company's products and services as well as customer interfaces and accounts receivable.

  The Company has substantially completed the catalog phase and plans to be fully completed by November 30, 1998.

  In the analysis phase, the Company is evaluating the catalogued items for Year 2000 compliance, determining the remediation method and resources required and developing an implementation plan. A significant portion of the analysis phase is complete. The Company expects to complete the analysis phase by December 30, 1998.

  In the implementation phase, the Company will execute the implementation plan for all applicable hardware and software, interfaces and systems. This phase will involve testing the changes, using the changed procedures in actual operations, testing in a Year 2000-simulated environment and vendor and customer interface testing. After implementation, the Company intends to conduct live testing in March 1999. The implementation phase, including testing for certain critical applications, has commenced and is expected to be completed by March 31, 1999 for applications and IT equipment and non-IT embedded systems. All other components of the implementation phase are expected to be completed by July 1, 1999.

  The Company's remediation plan for its Year 2000 issues is an ongoing process and the estimated completion dates above are subject to change.

  The Risk of the Company's Year 2000 Issues.  Generally, the Company has
  ------------------------------------------
completed an assessment of Year 2000 issues with respect to its business systems and has already begun to take actions to ensure their compliance. Plans and associated milestones are being executed to ensure that those business systems not currently certified as compliant are either upgraded to certified status or replaced well in advance of December 31, 1999. Based on the completed assessment, management does not expect that the costs of bringing the Company's systems into compliance with Year 2000 to have a material adverse effect on the Company's financial position, results of operations or liquidity. The Company does not believe that it is subject to significant business risks related to its customers' and suppliers' Year 2000 efforts.

  The Company's Contingency Plans. The Company does not currently have
  -------------------------------
contingency plans with respect to the Year 2000 problem. If the Company's implementation efforts fail or are no longer on schedule for completion the Company will divert its resources to contingency planning.


  Costs to Address the Company's Year 2000 Issue. The Total cost of the
  ----------------------------------------------
Company's remediation plan is estimated at approximately $200,000 to $500,000 and is being funded through operating cash flows. To manage the cash flow effects of these incremental costs, the Company has increased the IT operating and capital budgets accordingly. Of the total cost, approximately $450,000 is attributable to new hardware and software that will be capitalized. The remainder will be expensed as incurred. To date, approximately $100,000 of the total cost of the remediation plan has been spent, the majority of which was expensed. It is impossible for the Company to completely account for the costs incurred in its remediation effort as many of its employees have focused and will continue to focus significant efforts in evaluating the Company's Year 2000 state of readiness and in remediating problems that have arisen, and will continue to arise, from such evaluation. Consultants' internal work for the Company negatively impacts the Company's ability to employ its consultants on billable projects externally which could have a material adverse effect on the Company's results of operations, financial position or cash flow.

RECENTLY ENACTED ACCOUNTING STANDARDS

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for the reporting of comprehensive income in a company's full set of financial statements, and is effective for fiscal years beginning after December 15, 1997.

  Comprehensive income is defined in SFAS 130 as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income reported by an entity will disclose both net income and other comprehensive income. Classifications within other comprehensive income could include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 will affect Renaissance's reporting of unrealized gains and losses on marketable securities, as well as the reporting of translation adjustments resulting from certain investments in foreign subsidiaries. Such disclosures of comprehensive income will be in addition to existing reporting of net income. Renaissance will adopt this statement as required.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for all periods presented.

  SFAS 131 requires that companies disclose information about operating segments in annual and interim financial statements. SFAS 131 utilizes the "management approach" in determining what constitutes an operating segment. An operating segment is defined in SFAS 131 as a business component:

  . which engages in business activities from which it may earn revenues and incur expenses;

  . whose operating results are regularly reviewed by a chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

  .  for which discrete financial information is available.

   SFAS 131 requires that a Company disclose information about operating segments that meet any of the following thresholds:

   . its reported revenue, including both customer and intersegment sales, is greater than or equal to 10% of combined revenue,

   . the absolute amount of its reported profit or loss is greater than 10% or more of the absolute amount, of (1) the combined reported profit of all segments that did not report a loss or (2) the combined reported losses of all segments that did report a loss,

   . its assets are greater than or equal to 10% or more of combined assets of all operating segments.

   The adoption of SFAS 131 will not impact Renaissance's financial position, results of operations or cash flows. Management has determined that the adoption of SFAS 131 will not materially differ from the Company's presentation of operating segments in Note 17 to the Consolidated Financial Statements.

FACTORS THAT MAY AFFECT FUTURE RESULTS

  Need to Hire and Retain Qualified Professionals. The Company's business and its future growth depends upon its ability to attract and retain an increasing number of experienced and skilled employees, including management consultants, IT professionals and IT project managers. Competition for these professionals is intense as demand for their services generally exceeds their availability. Despite the Company's best efforts, not all of its management and IT consultants will be continually satisfied with the culture, compensation and benefits that it offers. This problem can be particularly troublesome with professionals of an acquired business who may have come from a corporate culture that is different than the Company's. There is great mobility among the employees that the Company needs to attract. Many of the Company's competitors have substantially greater financial and other resources than the Company and may offer more attractive compensation and benefits packages. If the Company does not recruit, train and maintain a sufficient number of professional personnel, the Company's business would be adversely affected.

  Ability to Manage Growth. The Company's business has grown significantly in recent years as a result of both acquisitions and internal growth. This growth has placed significant demands on the Company's managerial and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operating, financial and other internal systems, as well as its business development capabilities and to train, motivate and manage an increasing number of employees. These challenges may present themselves in a number of ways. For example, as a result of its acquisitions, the Company currently relies upon several different financial reporting systems to monitor its financial performance. These multiple systems are both inefficient and difficult to operate. The Company is implementing a new single financial reporting system to better monitor the financial performance of its business units. If the Company fails to implement this system effectively or if it experiences complications transitioning to the new system, it could adversely affect the ability of the Company to manage its business, which in turn may adversely affect the Company's operating results and its stock price.

  Risks Associated with Acquisitions and Integration of Acquired Businesses. The Company has completed more than twenty acquisitions in the last two years and acquisitions continue to be an important part of its growth strategy. Acquisitions, however, inherently involve certain risks, including the risk that an acquired business will not generate anticipated revenues or earnings or that it will have unknown or undisclosed liabilities. Should any of these risks prove true, the Company's business would be adversely affected.

  In addition, the Company only receives the anticipated benefits from an acquisition if it successfully integrates the business in a timely manner. This integration requires substantial attention from management and difficulties encountered in the integration process may have an adverse effect upon the Company's business. The failure to integrate acquired businesses carefully may heighten the possibility that key employees of acquired businesses will leave the Company, which in turn may further complicate the Company's integration efforts. Also, the process of integrating an acquired business may interrupt its business cycle or the business cycle of the Renaissance business unit into which it is being integrated. The failure of the Company to successfully integrate acquisitions because of these or other factors would adversely affect the Company's business.

     Dependence on Key Clients; Price Reduction Agreements; Terminability of Client Arrangements. Although none of the Company's clients accounts for more than 5% of the Company's revenues, the successive loss of one or more of the Company's significant clients may adversely affect the Company's business. In addition, the Company occasionally provides large clients with reduced prices for its services to retain a desired volume of business or to obtain a preferred vendor status with these clients. As a result, the Company may face strong pricing pressures from these clients. Further, in virtually all cases a client can terminate the Company's services agreements on short notice and without any penalty. If a number of these cancellations were to occur in a short time period, the Company's business and operating results would be adversely affected in the short run.

     Project Risks. Many of the Company's engagements involve projects that are mission critical to the operations of its customers' businesses and which involve the development of leading-edge software applications. Despite its best efforts, the Company may not always be able to fully satisfy a customer's expectations and not all of these leading-edge software applications will always work as expected. Customer dissatisfaction in certain circumstances could affect the willingness of that client to pay the Company for its services, which would result in a financial loss on that project and might also damage the Company's reputation and negatively affect its ability to attract new business. In addition, the Company often alters a project to accommodate a change in client objectives, in response to unanticipated but welcomed capabilities or in response to unwelcome challenges. Although the Company generally seeks fee adjustments when the scope of a project is changed, it may not always be successful in obtaining an adjustment as large as the one it seeks. To the extent that projects are extended or enlarged without corresponding changes in fee schedules, the Company's business would be adversely affected.

     Risk of International Operations. As a result of several acquisitions, the Company recruits consultants and generates a portion of its revenues from outside the United States. The Company believes that its international operations will continue to grow. Foreign operations are subject, however, to special risks that can adversely affect sales and profits. These risks include:

     .  currency exchange rate fluctuations
     .  labor strikes
     .  political and economic disruptions
     . changes in government policies and regulatory requirements . tariff and trade barriers
     .  immigration laws and regulations
     .  potentially adverse tax consequences
     .  exchange controls

     Dependence upon Key Personnel. The Company's continued growth depends on a number of key executive and technical personnel. In particular, the Company is highly dependent on the continued service of its founder, President and Chief Executive Officer, Mr. G. Drew Conway. The loss of Mr. Conway, or any other key employee, could adversely affect the Company's business. The Company maintains a split dollar key man life insurance policy on Mr. Conway.

     Concentration of Ownership. Approximately 37% of the Company's Common Stock is held by executives of the Company, including 24.6% which is held by Mr. Conway and 11.7% which is held by Terry L. Hunter, President of The Hunter Group, Inc., a wholly-owned subsidiary of the Company ("Hunter"). As a result, Messrs. Conway and Hunter would be able to significantly influence any matter requiring stockholder approval. In addition, this concentration of ownership could have the effect of making it difficult for a third party to acquire control of the Company and may discourage third parties from attempting to do so. Finally, future sales of substantial amounts of Common Stock by Mr. Conway or Mr. Hunter, or the potential for such sales, could adversely affect the prevailing market price of the common stock.

     Dependence on PeopleSoft. Hunter has a very close commercial relationship with PeopleSoft, a provider of ERP software products and a substantial proportion of Hunter's revenue is derived from this relationship.
As a result, Hunter, and therefore the Company, is in part dependent upon PeopleSoft's marketing efforts and continued success. Any adverse change in Hunter's commercial relationship with PeopleSoft could adversely affect Hunter's ability to provide services to existing or potential clients. Any changes in the vendor-sponsored programs in which Hunter participates or any deterioration in the relationship between Hunter and PeopleSoft may result in the loss of vendor certifications, or a reduction in the number of client referrals or other vendor actions, any of which could adversely affect Hunter's business and thereby the Company's business.

     Rapid Technological Change. The Company's success depends in part upon its ability to develop information technology solutions that keep pace with the continuing changes in information technology, evolving industry standards and changing client requirements. In addition, the Company's business may be adversely affected by the development of technologies that may render the Company's technologies and solutions obsolete or uncompetitive.

     Potential Decrease in Services After the Year 2000. As the year 2000 approaches, many potential clients are evaluating their legacy systems and must decide whether to repair or replace existing applications that have Year 2000 operability issues. Although the Company believes that these evaluations are increasing the demand for the Company's evaluation and remedial services, the demand for these services will necessarily dissipate as year 2000 issues are resolved. Given the lack of precedent for an issue of this magnitude, the Company's ability to accurately forecast the effect of this issue on quarter-to-quarter revenue achievement is limited and the Company's failure to estimate this forecast accurately could have an adverse affect on the Company's business.

     Government Regulation of Immigration. Each year the Company hires IT professionals who are foreign nationals working in the United Stated under H-1B permits. Under current law, there is a fixed annual number of H-1B visas available for issuance and once this limit has been reached the Company is unable to retain the services of additional foreign nationals until additional H-1B visas are made available in the next fiscal year. The inability by the Company to hire as many foreign nationals under H-1B visas may adversely affect the business of the Company.

     Fluctuations in Operating Results; Seasonality. The Company's operating results may fluctuate from quarter to quarter as a result of many different factors, including the number, significance, mix and timing of client projects, the number of business days in a particular period, and general economic
conditions.   As the Company's Solutions Group continues to grow and as this unit contributes a greater percentage of the Company's revenues, the Company expects that it may experience greater variability in its quarterly operating results. In particular, the Company tends to experience a certain amount of seasonality in the fourth quarter due to the increased number of holidays in that quarter.

     Fluctuations in the General Economy. Demand for IT consulting services will be affected by the general health of the domestic and international economies. Some of the Company's clients may reduce capital expenditures relating to information technology if they suffer slowdowns in their businesses due to a general slowing of the economy. This reduction in capital spending may require some of the Company's clients to delay or cancel information technology projects that the Company had been engaged to manage or on which the Company's consultants may have been staffed. Fluctuations in the general economy which adversely impact the capital expenditure or other budgets of the Company's clients may adversely affect the Company's business.

     Competition. The market for information technology services and management consulting services includes a large number of competitors, experiences rapid changes and is highly competitive. The Company's competitors include "Big Five" accounting firms, systems consulting and integration firms, application software development firms, services divisions of computer equipment companies and general management consulting companies. Moreover, the Company often competes with the internal resources of its clients. The competitive nature of the Company's marketplaces creates pricing pressures which may adversely affect the Company's business.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Renaissance Worldwide, Inc.

  In our opinion, based upon our audits and the reports of other auditors, the consolidated financial statements present fairly, in all material respects, the financial position of Renaissance Worldwide, Inc. (formerly The Registry, Inc.) and its subsidiaries (the "Company") at June 29, 1996, June 28, 1997 and December 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 28, 1997 and for the six month period ended December 27, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Shamrock Computer Resources, Ltd., a wholly-owned subsidiary, for the year ended December 31, 1995, which are included in the accompanying consolidated statement of operations for the year ended June 24, 1995. We also did not audit the financial statements of Renaissance Solutions, Inc., a wholly-owned subsidiary, as of December 31, 1996 and for the two years in the period then ended, which statements are included in the accompanying consolidated balance sheet as of June 29, 1996 and in the accompanying consolidated statement of operations for the years ended June 24, 1995 and June 29, 1996, respectively. We also did not audit the financial statements of The Hunter Group, Inc., a wholly-owned subsidiary, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, which statements are included in the accompanying consolidated balance sheet as of June 29, 1996 and June 28, 1997, respectively, and in the accompanying consolidated statement of operations for the years ended June 24, 1995, June 29, 1996 and June 28, 1997, respectively. We also did not audit the financial statements of Neoglyphics Media Corporation, a wholly owned subsidiary, as of December 31, 1997 and for the year ended December 31, 1997, which statements are included in the accompanying balance sheet as of June 28, 1997, and in the accompanying consolidated statement of operations for the year ended June 28, 1997. We also did not audit the financial statements of Triad Data, Inc., a wholly owned subsidiary, as of December 31, 1996 and December 31, 1997 and for each of the three years in the period ended December 31, 1997, which statements are included in the accompanying balance sheet as of June 29, 1996 and June 28, 1997, and in the accompanying consolidated statement of operations for the years ended June 24, 1995, June 29, 1996, and June 28, 1997, respectively. In the aggregate, these statements reflect total assets of $100,960,000, $29,864,000 and $17,787,000 in the accompanying consolidated balance sheet as of June 29, 1996, June 28, 1997, and December 27, 1997, respectively, and total revenues of $93,400,000, $116,185,000, and $100,790,000 in the accompanying consolidated statement of operations for the years ended June 24, 1995, June 29, 1996 and June 28, 1997, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Shamrock Computer Resources, Ltd., Renaissance Solutions, Inc., The Hunter Group, Inc., Neoglyphics Media Corporation and Triad Data, Inc. for these periods is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 12, 1998, except as to the
"Stock Split and Authorized Shares" section of Note 10 which is as of March 24, 1998 and as to the poolings of interests of Neoglyphics Media
Corporation and Triad Data, Inc. which are as of April 27, 1998

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders
Shamrock Computer Resources, Ltd.
Minneapolis, Minnesota

  We have audited the statements of income, changes in stockholders' equity, and cash flows of Shamrock Computer Resources, Ltd. for the year ended December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Shamrock Computer Resources, Ltd. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.


Graves, McKenna, Lundeen & Almquist, PLLP
Certified Public Accountants

Minneapolis, Minnesota
December 13, 1996

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Renaissance Solutions, Inc.:

  We have audited the consolidated balance sheet of Renaissance Solutions, Inc. and its subsidiaries (the "Company") as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Renaissance Solutions, Inc. and its subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As described in Note 3, the consolidated financial statements of the Company give retroactive effect to the acquisition of International Systems Services Corporation by the Company on December 31, 1996 as a pooling-of-interests.


Deloitte & Touche LLP

Boston, Massachusetts
February 28, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
The Hunter Group, Inc.

  We have audited the consolidated balance sheets of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 11, on November 26, 1997, pursuant to an Agreement and Plan of Merger, dated November 15, 1997, the Company was acquired by Renaissance Worldwide, Inc. (formerly The Registry, Inc.).

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hunter Group, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Coopers & Lybrand L.L.P.

Baltimore, Maryland
February 14, 1997, except for Note 3, as to which the date is September 30, 1997, and Note 11, as to which the date is November 26, 1997.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


  We have audited the accompanying statement of financial position of Neoglyphics Media Corporation as of December 31, 1997, and the related statements of income and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neoglyphics Media Corporation at December 31, 1997, and the results of its operation and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Katch, Tyson & Company


March 12, 1998

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------


To the Stockholder
Triad Data, Inc.

  We have audited the accompanying balance sheets of Triad Data, Inc. as of December 31, 1997 and 1996 and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triad Data, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the three years then ended in conformity with generally accepted accounting principles.


GOLDSTEIN GOLUB KESSLER LLP

February 27, 1998

                          RENAISSANCE WORLDWIDE, INC.
                          CONSOLIDATED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

                                                                                       JUNE 29,    JUNE 28,   DECEMBER 27,
                                                                                      ----------  ----------  -------------
                                                                                         1996        1997         1997
                                                                                      ----------  ----------  -------------
                                              ASSETS
Current assets
  Cash and cash equivalents.........................................................   $ 64,507    $ 30,013       $ 19,956
  Marketable securities.............................................................     17,910      28,675          5,867
  Accounts receivable, net of allowance for doubtful accounts of $1,365,
    $1,840, and $3,444 at June 29, 1996, June 28, 1997 and and December 27,
    1997, respectively..............................................................     67,676     122,552        153,994
  Notes receivable..................................................................        104       1,680          1,706
  Deferred income taxes.............................................................        607       2,299          2,167
  Other current assets..............................................................      2,146       4,256          7,408
                                                                                       --------    --------       --------
     Total current assets...........................................................    152,950     189,475        191,098
Fixed assets, net...................................................................     12,550      19,355         26,731
Notes receivable from officers......................................................        985         535            108
Goodwill and other intangible assets, net of accumulated amortization of $145,
 $1,028, and $2,593 at June 29, 1996, June 28, 1997 and December 27, 1997,
 respectively.......................................................................        885      46,164         94,343
Other assets........................................................................        619       1,392          3,042
Deferred income taxes...............................................................         35          --            855
                                                                                       --------    --------       --------
     Total assets...................................................................   $168,024    $256,921       $316,177
                                                                                       ========    ========       ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
  Line of credit....................................................................   $  6,867    $  8,750       $ 43,300
  Current portion of capital lease obligations......................................        141         185            107
  Current portion of long-term debt.................................................      1,136         560          2,876
  Note payable to officer...........................................................        500          93             93
  Accounts payable..................................................................      8,929       9,442         13,101
  Accrued salaries and wages........................................................      8,190      12,408         13,249
  Other accrued expenses............................................................     10,557      18,870         41,349
  Income taxes payable..............................................................      2,202       1,634            201
  Deferred income taxes.............................................................      1,281       3,510          1,411
                                                                                       --------    --------       --------
     Total current liabilities......................................................     39,803      55,452        115,687
Deferred income taxes...............................................................      1,104       1,166          2,535
Capital lease obligations...........................................................        444         242             43
Long-term debt......................................................................      2,610       2,284          3,602
Other liabilities...................................................................        320         685            415
                                                                                       --------    --------       --------
     Total liabilities..............................................................     44,281      59,829        122,282
                                                                                       --------    --------       --------
Commitments and contingencies (Notes 4 and 12)

Stockholders' equity
 Preferred stock, no par value:
  Authorized 5,000,000 shares, issued and outstanding--2,448,000 at June 29,
    1996 (liquidating preference $1,934), and 0 at June 28, 1997 and December
    27, 1997                                                                              1,916          --             --
Preferred stock, $0.10 par value (Note 10)..........................................         --          --             --
Common stock, no par value:
  Authorized 99,000,000 shares; issued and outstanding 48,898,148 shares at
    June 29, 1996, 54,158,078 shares at June 28, 1997 and 54,666,024 shares
    at December 27, 1997                                                                    202       4,725          4,725
Additional paid-in capital..........................................................    100,331     157,201        160,743
Notes receivable from stockholders..................................................       (476)       (476)          (476)
Deferred stock compensation.........................................................       (179)         --             --
Retained earnings...................................................................     21,702      35,500         28,704
Unrealized gain (loss) on investments...............................................        (18)        (21)            22
Cumulative translation adjustment...................................................        265         163            177
                                                                                       --------    --------       --------
     Total stockholders' equity.....................................................    123,743     197,092        193,895
                                                                                       --------    --------       --------
     Total liabilities and stockholders' equity.....................................   $168,024    $256,921       $316,177
                                                                                       ========    ========       ========

   The accompanying notes are an integral part of these financial statements.

                          RENAISSANCE WORLDWIDE, INC.

                     CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                        SIX MONTHS
                                                                                                      --------------
                                                              YEAR ENDED    YEAR ENDED    YEAR ENDED      ENDED
                                                             ------------  ------------  ------------ --------------
                                                               JUNE 24,      JUNE 29,      JUNE 28,    DECEMBER 27,
                                                             ------------  ------------  ------------ --------------
                                                                 1995          1996          1997          1997
                                                             ------------  ------------  ------------ --------------
Revenue.....................................................    $221,957      $333,063      $489,833        $320,119
Cost of revenue.............................................     156,913       232,496       342,422         215,695
                                                                --------      --------      --------        --------
                                                                  65,044       100,567       147,411         104,424
Selling, general and administrative expenses................      50,344        76,794       108,642          81,686
Acquisition-related expenses................................          --         3,524         8,268          17,961
                                                                --------      --------      --------        --------
Income from operations......................................      14,700        20,249        30,501           4,777
Interest expense............................................      (1,459)       (2,476)       (1,446)         (1,495)
Interest and other income...................................         655         1,703         4,713             817
                                                                --------      --------      --------        --------
Income before taxes.........................................      13,896        19,476        33,768           4,099
Income tax provision........................................       3,607         7,456        16,594           8,330
                                                                --------      --------      --------        --------
Net income (loss)...........................................    $ 10,289      $ 12,020      $ 17,174        $ (4,231)
                                                                ========      ========      ========        ========
Net income (loss) per share--basic..........................       $0.25         $0.28         $0.34          $(0.08)
Weighted average common shares outstanding--basic...........      40,776        42,885        50,495          54,537
Net income (loss) per share--diluted........................       $0.24         $0.26         $0.31          $(0.08)
Weighted average common and potential common shares               43,013        46,862        54,607          54,537
 outstanding--diluted.......................................

   The accompanying notes are an integral part of these financial statements.

                          RENAISSANCE WORLDWIDE, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                       PREFERRED STOCK        COMMON STOCK         COMMON STOCK
                                                     -------------------  --------------------  ------------------
                                                           NO PAR                NO PAR             $0.01 PAR
                                                     -------------------  --------------------  ------------------
                                                       SHARES     VALUE     SHARES      VALUE     SHARES    VALUE
                                                     ----------  -------  -----------  -------  ----------  ------
Balance at June 25, 1994..........................   2,790,000   $2,204   26,520,140   $  208     200,000     $ 2
Proceeds from issuance of Common Stock, net
 of issuance costs................................          --       --    4,267,834       20          --      --
Stock issued upon exercise of options.............     123,000       14       70,708        1          --      --
Repurchase of stock...............................    (465,000)    (302)    (255,218)     (30)         --      --
Amortization of deferred stock compensation.......          --       --           --       --          --      --
Distributions.....................................          --       --           --       --          --      --
Corporate reorganization..........................          --       --           --       --          --      --
Sale of warrants to acquire common stock..........          --       --           --       --          --      --
Issuance of loan to stockholder...................          --       --           --       --          --      --
Cumulative translation adjustment.................          --       --           --       --          --      --
Unrealized gain on marketable securities..........          --       --           --       --          --      --
Net income for the year...........................          --       --           --       --          --      --
                                                     ---------   ------   ----------   ------   ---------   -----
Balance at June 24, 1995..........................   2,448,000    1,916   30,603,464      199     200,000       2
Consolidation of real estate trust................          --       --           --       --          --      --
Acquisition of America's Registry by RWI..........          --       --   10,666,666       --    (200,000)     (2)
Amortization of deferred stock compensation.......          --       --           --       --          --      --
Proceeds from issuance of Common Stock, net
 of issuance costs................................          --       --    6,247,640       --          --      --
Stock issued upon exercise of options.............      23,000       --      311,811        3          --      --
Stock issued upon exercise of warrants............          --       --    1,013,760       --          --      --
Stock issued through stock purchase plan..........          --       --       67,429       --          --      --
Tax benefit associated with option exercises......          --       --           --       --          --      --
Capital contribution..............................          --       --           --       --          --      --
Translation adjustment............................          --       --           --       --          --      --
Unrealized loss on marketable securities..........          --       --           --       --          --      --
Distributions.....................................          --       --           --       --          --      --
Net income for the year...........................          --       --           --       --          --      --
Adjustment to eliminate duplication of the six
 month period ended December 31, 1995
 resulting from the change in fiscal year of
 entities acquired in poolings-of-interests
  Net income......................................          --       --           --       --          --      --
  Distributions...................................          --       --           --       --          --      --
  Amortization of deferred stock compensation.....          --       --           --       --          --      --
  Stock issued upon exercise of stock options.....     (23,000)      --      (12,622)      --          --      --
                                                     ---------   ------   ----------   ------   ---------   -----
Balance at June 29, 1996..........................   2,448,000    1,916   48,898,148      202          --      --
Repurchase of stock...............................          --       --      (96,286)      --          --      --
Proceeds from issuance of stock, net of
 issuance costs...................................     165,000    1,564    2,872,946    1,043          --      --


                          RENAISSANCE WORLDWIDE, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                               WARRANTS                    NOTES
                                                                             ------------              -------------
                                                                ADDITIONAL    TO ACQUIRE                RECEIVABLE
                                                                -----------  ------------              -------------
                                                                  PAID-IN       COMMON      TREASURY       FROM
                                                                -----------  ------------  ----------  -------------
                                                                  CAPITAL       STOCK        STOCK     STOCKHOLDERS
                                                                -----------  ------------  ----------  -------------
Balance at June 25, 1994.......................................   $  1,322       $    --     $    --          $(226)
Proceeds from issuance of Common Stock, net of issuance
 costs.........................................................     15,636            --          --             --
Stock issued upon exercise of options..........................         16            --          --             --
Repurchase of stock............................................         --            --          --             --
Amortization of deferred stock compensation....................         --            --          --             --
Distributions..................................................         --            --          --             --
Corporate reorganization.......................................     (1,315)           --          --             --
Sale of warrants to acquire common stock.......................         --         1,600          --             --
Issuance of loan to stockholder................................         --            --          --           (250)
Cumulative translation adjustment..............................         --            --          --             --
Unrealized gain on marketable securities.......................         --            --          --             --
Net income for the year........................................         --            --          --             --
                                                                  --------   -----------   ---------   ------------
Balance at June 24, 1995.......................................     15,659         1,600          --           (476)
Consolidation of real estate trust.............................       (111)           --          --             --
Acquisition of America's Registry by RWI.......................          2            --          --             --
Amortization of deferred stock compensation....................         --            --          --             --
Proceeds from issuance of Common Stock, net of issuance
 costs.........................................................     68,962            --          --             --
Stock issued upon exercise of options..........................      1,696            --          --             --
Stock issued upon exercise of warrants.........................     11,917        (1,600)         --             --
Stock issued through stock purchase plan.......................        607            --          --             --
Tax benefit associated with option exercises...................      1,178            --          --             --
Capital contribution...........................................        421            --          --             --
Translation adjustment.........................................         --            --          --             --
Unrealized loss on marketable securities.......................         --            --          --             --
Distributions..................................................         --            --          --             --
Net income for the year........................................         --            --          --             --
Adjustment to eliminate duplication of the six
 month period ended December 31, 1995 resulting
 from the change in fiscal year of entities acquired in
 poolings-of-interests
  Net income...................................................         --            --          --             --
  Distributions................................................         --            --          --             --
  Amortization of deferred stock compensation..................         --            --          --             --
  Stock issued upon exercise of stock options..................         --            --          --             --
                                                                  --------   -----------   ---------   ------------
Balance at June 29, 1996.......................................    100,331            --          --           (476)
Repurchase of stock............................................         --            --      (2,000)            --
Proceeds from issuance of stock, net of issuance costs.........     52,916            --       2,000             --

                          RENAISSANCE WORLDWIDE, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)



                                                                                  UNREALIZED
                                                                                 ------------
                                                       DEFERRED                   GAIN/LOSS     CUMULATIVE         TOTAL
                                                    --------------               ------------  -------------  ---------------
                                                        STOCK        RETAINED         ON        TRANSLATION    STOCKHOLDERS'
                                                    --------------  -----------  ------------  -------------  ---------------
                                                     COMPENSATION    EARNINGS    INVESTMENTS     ADJUSTMENT       EQUITY
                                                    --------------  -----------  ------------  -------------  ---------------
Balance at June 25, 1994..........................          $(226)     $ 7,278            --           $ --         $ 10,582
Proceeds from issuance of Common Stock, net
 of issuance costs................................             --           --            --             --           15,636
Stock issued upon exercise of options.............             --           --            --             --               31
Repurchase of stock...............................             --           --            --             --             (332)
Amortization of deferred stock compensation.......             31           --            --             --               31
Distributions.....................................             --       (4,122)           --             --           (4,122)
Corporate reorganization..........................             --        1,315            --             --               --
Sale of warrants to acquire common stock..........             --           --            --             --            1,600
Issuance of loan to stockholder...................             --           --            --             --             (250)
Cumulative translation adjustment.................             --           --            --            (48)             (48)
Unrealized gain on marketable securities..........             --           --            35             --               35
Net income for the year...........................             --       10,289   .                       --           10,289
                                                    -------------      -------   -----------   ------------         --------
Balance at June 24, 1995..........................           (195)      14,760            35            (48)          33,452
Consolidation of real estate trust................             --           --            --             --             (111)
Acquisition of America's Registry by RWI..........             --           --            --             --               --
Amortization of deferred stock compensation.......             31           --            --             --               31
Proceeds from issuance of Common Stock, net
 Of issuance costs................................             --           --            --             --           68,962
Stock issued upon exercise of options.............             --           --            --             --            1,699
Stock issued upon exercise of warrants                         --           --            --             --           10,317
Stock issued through stock purchase plan..........             --           --            --             --              607
Tax benefit associated with option exercises......             --           --            --             --            1,178
Capital contribution..............................             --           --            --             --              421
Translation Adjustment............................             --           --            --            313              313
Unrealized loss on marketable securities..........             --           --           (53)            --              (53)
Distributions.....................................             --       (2,958)           --             --           (2,958)
Net income for the year...........................             --       12,020            --             --           12,020
Adjustment to eliminate duplication of the six
 month period ended December 31, 1995
 resulting from the change in fiscal year of
 entities acquired in poolings-of-interests
  Net income......................................             --       (2,294)           --             --           (2,294)
  Distributions...................................             --          174            --             --              174
  Amortization of deferred stock compensation.....            (15)          --            --             --              (15)
  Stock issued upon exercise of stock  options....             --           --            --             --               --
                                                    -------------      -------   -----------   ------------         --------
Balance at June 29, 1996..........................           (179)      21,702           (18)           265          123,743
Repurchase of stock...............................             --           --            --             --           (2,000)
Proceeds from issuance of stock, net of
 issuance costs...................................             --          (80)           --             --           57,443


                          RENAISSANCE WORLDWIDE, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                   PREFERRED STOCK        COMMON STOCK      COMMON STOCK
                                                                ---------------------  -------------------  -------------
                                                                       NO PAR                NO PAR           $0.01 PAR
                                                                ---------------------  -------------------  -------------
                                                                  SHARES      VALUE      SHARES     VALUE   SHARES  VALUE
                                                                -----------  --------  -----------  ------  ------  -----
Stock issued upon sale of warrants............................          --        --    1,013,760       --      --     --
Compensation in connection with grant of stock options........          --        --           --       --      --     --
Stock issued upon exercise of options.........................          --        --    1,210,537       --      --     --
Stock issued for acquisition..................................          --        --      266,528       --      --     --
Tax benefit associated with option exercises..................          --        --           --       --      --     --
Amortization of deferred stock compensation...................          --        --           --       --      --     --
Conversion of preferred stock.................................  (2,613,000)   (3,480)   1,434,160    3,480      --     --
Stock issued through stock purchase plan......................          --        --      111,474       --      --     --
Unrealized loss on marketable securities......................          --        --           --       --      --     --
Buy back of Treasury Stock....................................          --        --      (15,005)      --      --     --
Distributions.................................................          --        --           --       --      --     --
Net income for the year.......................................          --        --           --       --      --     --
Cumulative translation adjustment.............................          --        --           --       --      --     --
Elimination of duplicate activity for the six month period
 ended December 31, 1996 resulting from the change in fiscal year of entity acquired in pooling-of-interests
      Net loss................................................          --        --           --       --      --     --
      Proceeds from issuance of stock, net of
         Issuance costs.......................................          --        --     (344,240)      --      --     --
      Stock issued upon sale of warrants......................          --        --   (1,013,760)      --      --     --
      Stock issued upon exercise of options...................          --        --     (148,402)      --      --     --
      Tax benefit associated with the option exercises........          --        --           --       --      --     --
      Stock issued through stock purchase plan................          --        --      (31,782)      --      --     --
      Translation adjustment..................................          --        --           --       --      --     --
      Unrealized loss on marketable securities................          --        --           --       --      --     --
                                                                ----------   -------   ----------   ------  ------  -----
Balance at June 28, 1997......................................          --        --   54,158,078    4,725      --     --
Adjustment to add back elimination of the six month period
   Ended June 30, 1997 resulting from the change in fiscal
    year of Entity acquired in pooling-of interests
      Net Loss................................................          --        --           --       --      --     --
      Cumulative Translation Adjustment.......................          --        --           --       --      --     --
Elimination of duplicate activity for the six month period ended
  December 27, 1997 resulting from the change in fiscal year of
    Entities acquired in pooling-of-interests
    Stock issued upon exercise of options                               --        --      (86,028)      --      --     --
    Tax benefit associated with option exercises                        --        --           --       --      --     --
    Net income................................................          --        --           --       --      --     --
Compensation expense in connection with grant
   of stock options...........................................          --        --           --       --      --     --
Stock issued upon exercise of options.........................          --        --      191,726       --      --     --
Stock issued for acquisition..................................          --        --      328,578       --      --     --
Tax benefit associated with option exercises..................          --        --           --       --      --     --
Stock issued through stock purchase plan......................          --        --       73,670       --      --     --
Unrealized gain on marketable securities......................          --        --           --       --      --     --
Net loss for the period.......................................          --        --           --       --      --     --
Cumulative translation adjustment.............................          --        --           --       --      --     --
                                                                ----------   -------   ----------   ------  ------  -----
Balance at December 27, 1997..................................          --   $    --   54,666,024   $4,725      --  $  --
                                                                ==========   =======   ==========   ======  ======  =====

                          RENAISSANCE WORLDWIDE, INC.

                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                                                    WARRANTS                    NOTES
                                                                                  -------------             -------------
                                                                     ADDITIONAL    TO ACQUIRE                RECEIVABLE
                                                                    ------------  -------------             -------------
                                                                      PAID-IN        COMMON      TREASURY       FROM
                                                                    ------------  -------------  ---------  -------------
                                                                      CAPITAL         STOCK        STOCK    STOCKHOLDERS
                                                                    ------------  -------------  ---------  -------------
Stock issued upon sale of warrants................................       11,917         (1,600)         --            --
Compensation expense in connection with grant of stock options....          528             --          --            --
Stock issued upon exercise of options.............................        3,497             --          --            --
Stock issued for acquisition......................................        3,979             --          --            --
Tax benefit associated with option exercises......................        3,557             --          --            --
Amortization of deferred stock compensation.......................           --             --          --            --
Conversion of preferred stock.....................................           --             --          --            --
Stock issued through stock purchase plan..........................        1,126             --          --            --
Unrealized loss on marketable securities..........................           --             --          --            --
Buy back of Treasury Stock........................................           --             --          --            --
Distributions.....................................................           --             --          --            --
Net income for the year...........................................           --             --          --            --
Cumulative translation adjustment.................................           --             --          --            --
Elimination of duplicate activity for the six month period ended
   December 31, 1996 resulting from the change in fiscal year of entity acquired in pooling-of-interests
     Net loss.....................................................           --             --          --            --
     Proceeds from issuance of stock, net of issuance costs.......       (6,496)            --          --            --
     Stock issued upon sale of warrants...........................      (11,917)         1,600          --            --
     Stock issued upon exercise of options........................         (997)            --          --            --
     Tax benefit associated with option exercises.................         (879)            --          --            --
     Stock issued through stock purchase plan.....................         (361)            --          --            --
     Translation adjustment.......................................           --             --          --            --
     Unrealized loss on marketable securities.....................           --             --          --            --
                                                                       --------   ------------   ---------  ------------
Balance at June 28, 1997..........................................      157,201             --          --          (476)
Adjustment to add back elimination of the six month period
   ended June 30, 1997 resulting from the change in fiscal year of entity acquired in pooling-of-interests
         Net loss.................................................           --             --          --            --
         Cumulative Translation Adjustment........................           --             --          --            --
Elimination of duplicate activity for the six month period ended
   December 27, 1997 resulting from the change in fiscal year of
   Entities acquired in poolings-of-interests                                --             --          --            --
    Stock issued upon exercise of options.........................           (7)            --          --            --
    Tax benefit associated with option exercise...................          (35)            --          --            --
    Net income....................................................           --             --          --            --
Compensation expense in connection with grant of stock
   Options........................................................          750             --          --            --
Stock issued upon exercise of options.............................        1,057             --          --            --
Stock issued for acquisition......................................           --             --          --            --
Tax benefit associated with option exercises......................          302             --          --            --
Stock issued through stock purchase plan..........................        1,475             --          --            --
Unrealized gain on marketable securities..........................           --             --          --            --
Net loss for the period...........................................           --             --          --            --
Cumulative translation adjustment.................................           --             --          --            --
                                                                       --------   ------------   ---------  ------------
Balance at December 27, 1997......................................     $160,743        $    --          --$        $(476)
                                                                       --------   ------------   ---------  ------------

                          RENAISSANCE WORLDWIDE, INC.
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                     UNREALIZED
                                                                                    ------------
                                                             DEFERRED                GAIN/LOSS     CUMULATIVE       TOTAL
                                                           ------------             ------------  ------------  --------------
                                                              STOCK      RETAINED        ON       TRANSLATION   STOCKHOLDERS'
                                                           ------------  ---------  ------------  ------------  --------------
                                                           COMPENSATION  EARNINGS   INVESTMENTS    ADJUSTMENT       EQUITY
                                                           ------------  ---------  -----------   ------------  --------------

Stock issued upon sale of warrants.......................            --        --            --            --          10,317
Compensation in connection with grant of stock options               --        --            --            --             528
Stock issued upon exercise of options....................            --        --            --            --           3,497
Stock issued for acquisition.............................            --        --            --            --           3,979
Tax benefit associated with option exercises.............            --        --            --            --           3,557
Amortization of deferred stock compensation..............           179        --            --            --             179
Conversion of preferred stock............................            --        --            --            --              --
Stock issued through stock purchase plan.................            --        --            --            --           1,126
Unrealized loss on marketable securities.................            --        --           (15)           --             (15)
Buy back of Treasury Stock...............................            --        --            --            --              --
Distributions............................................            --    (3,465)           --            --          (3,465)
Net income for the year..................................            --    17,174            --            --          17,174
Cumulative translation adjustment........................            --        --            --           200             200
Elimination of duplicate activity for the six month
 period ended December 31, 1996 resulting from the
  change in fiscal year of entity acquired in pooling-
   of-interests
    Net loss.............................................            --       169            --            --             169
   Proceeds from issuance of stock, net of
    issuance costs.......................................            --        --            --            --          (6,496)
    Stock issued upon sale of warrants...................            --        --            --            --         (10,317)
    Stock issued upon exercise of options................            --        --            --            --            (997)
    Tax benefit associated with the option exercises.....            --        --            --            --            (879)
    Stock issued through stock purchase plan.............            --        --            --            --            (361)
    Translation adjustment...............................            --        --            --          (302)           (302)
    Unrealized loss on marketable securities.............            --        --            12            --              12
                                                           ------------   -------   -----------   -----------        --------
Balance at June 28, 1997.................................            --    35,500           (21)          163         197,092
Adjustment to add back elimination of the six month
 period ended June 30, 1997 resulting from the change in
 fiscal year of entity acquired in pooling-of-interests..            --        --            --            --              --
    Net loss.............................................            --      (827)           --            --            (827)
    Cumulative translation adjustment....................            --        --            --          (146)           (146)
Elimination of duplicate activity for the six month
 period ended December 27, 1997 resulting from the
 change in fiscal year of the entities acquired in
 pooling-of-interests                                                --        --            --            --              --
    Stock issued upon exercise of options................            --        --            --            --              (7)
    Tax benefit associated with option exercises.........            --        --            --            --             (35)
    Net income...........................................            --    (1,738)           --            --          (1,738)
Compensation expense in connection with grant
   of stock options......................................            --        --            --            --             750
Stock issued upon exercise of options....................            --        --            --            --           1,057
Stock issued for acquisitions............................            --        --            --            --              --
Tax benefit associated with option exercises.............            --        --            --            --             302
Stock issued through stock purchase plan.................            --        --            --            --           1,475
Unrealized gain on marketable securities.................            --        --            43            --              43
Net loss for the period..................................            --    (4,231)           --            --          (4,231)
Cumulative translation adjustment........................            --        --            --           160             160
                                                           ------------   -------   -----------   -----------        --------
Balance at December 27, 1997.............................          $ --   $28,704          $ 22         $ 177        $193,895
                                                           ============   =======   ===========   ===========        ========

   The accompanying notes are an integral part of these financial statements.

                          RENAISSANCE WORLDWIDE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)

                                                                                                                SIX MONTHS
                                                                                                               -------------
                                                                        YEAR ENDED   YEAR ENDED   YEAR ENDED       ENDED
                                                                        -----------  -----------  -----------  -------------
                                                                         JUNE 24,     JUNE 29,     JUNE 28,    DECEMBER 27,
                                                                        -----------  -----------  -----------  -------------
                                                                           1995         1996         1997          1997
                                                                        -----------  -----------  -----------  -------------
Cash flows from operating activities:
 Net income (loss).....................................................   $ 10,289     $ 12,020    $  17,174       $ (4,231)
 Adjustments to reconcile net income (loss) to net
   cash provided by (used for) operating activities:
  Depreciation and amortization........................................      1,480        2,129        3,947          5,099
  Provision for losses on accounts receivable..........................        290          539          902          1,274
  Deferred income taxes................................................        544         (406)       4,129            (97)
  Compensation expense on stock options................................         31           31          494            750
  Loss on sale of fixed assets.........................................         56           --           --             --
  Changes in operating assets and liabilities:
   Accounts receivable.................................................    (22,337)     (19,512)     (39,041)       (26,677)
   Other current assets................................................       (598)        (726)      (2,478)        (2,708)
   Other assets........................................................       (301)        (287)      (1,093)        (3,446)
   Accounts payable....................................................      2,051        4,538       (3,463)        (3,789)
   Other accrued expenses..............................................      1,314        6,566        3,523         15,380
   Accrued salaries and wages..........................................        670        2,350          331          1,134
   Income taxes payable................................................        170        1,688        2,041         (1,381)
   Other liabilities...................................................         86           94           51            127
                                                                          --------     --------    ---------       --------
Net cash provided by (used for) operating activities...................     (6,255)       9,024      (13,483)       (18,565)
                                                                          --------     --------    ---------       --------
Cash flows from investing activities:
 Cash disbursed for acquisitions, net of cash acquired.................       (250)          --      (41,543)       (36,987)
 Increase in notes receivable from officers............................     (1,309)      (1,021)         (90)           (31)
 Repayment of notes receivable from officers...........................         --        2,548          928          1,383
 Increase in notes receivable..........................................        (67)         (25)      (1,559)           (81)
 Investment in capitalized software....................................         --           --           --         (1,361)
 Purchases of marketable securities....................................     (4,855)     (46,267)    (246,679)       (91,926)
 Sales and maturities of marketable securities.........................         --       33,194      231,579        114,734
 Purchases of fixed assets.............................................     (4,853)      (5,384)      (8,216)       (10,480)
                                                                          --------     --------    ---------       --------
Net cash used for investing activities.................................    (11,334)     (16,955)     (65,580)       (24,749)
                                                                          --------     --------    ---------       --------
Cash flows from financing activities:
 Cash proceeds from issuance of common stock...........................     15,652       81,876       67,127             --
 Cash payments to repurchase common stock..............................        (71)          --       (2,000)            --
 Proceeds from reissuance of treasury stock............................         --           --        1,920             --
 Cash proceeds from exercise of stock options..........................         15        1,181        3,498          1,057
 Cash proceeds from stock purchase plan................................         --           --        1,135          1,473
 Sale of warrants to acquire common stock..............................      1,600           --           --             --
 Net borrowings (payments) on lines of credit..........................      8,549      (12,481)       3,507         31,234
    Net repayments of stockholder loans................................        (49)          --           --             --
 Proceeds from issuance of long-term debt..............................      3,880        2,689          384          4,047
 Repayments of short-term borrowings...................................     (2,001)      (2,145)          --             --
 Principal payments on long-term debt and
  capital lease obligations............................................       (749)      (3,697)      (2,564)        (3,292)
 Capital contribution..................................................         --          421           --             --
 Distributions.........................................................     (4,372)      (2,958)      (3,465)          (925)
                                                                          --------     --------    ---------       --------
Net cash provided by financing activities..............................     22,454       64,886       69,542         33,594
                                                                          --------     --------    ---------       --------
Effect of exchange rates on cash and cash equivalents..................        (48)         313           84            169
Addition of activity for Hunter for January to June 1997 (Note 3)......         --           --           --            200
Elimination of duplicated activity from July to December (Note 3)......         --         (855)     (25,057)          (706)
                                                                          --------     --------    ---------       --------
Net increase (decrease) in cash and cash equivalents...................      4,817       56,413      (34,494)       (10,057)
Cash and cash equivalents, beginning of period.........................      3,277        8,094       64,507         30,013
                                                                          --------     --------    ---------       --------
Cash and cash equivalents, end of period...............................   $  8,094     $ 64,507    $  30,013       $ 19,956
                                                                          ========     ========    =========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest................................................   $  1,446     $  2,260    $   1,311       $  1,324
 Cash paid for income taxes............................................   $  2,908     $  2,060    $  10,269       $ 10,589

See additional disclosure of non-cash investing and financing activity in Notes
                             3, 4, 7, 8, 10 and 15.

   The accompanying notes are an integral part of these financial statements.

                          RENAISSANCE WORLDWIDE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

  Renaissance Worldwide, Inc. ("Renaissance" or the "Company"), formerly known as The Registry, Inc., is a worldwide provider of integrated business and information technology ("IT") consulting services to organizations with complex IT operations in a broad range of industries. The Company's offerings are categorized into three business units: Strategy, Solutions and Services. The Strategy Business Unit provides management consulting and technology integration services in connection with performance support systems. The Solutions Business Unit provides IT solutions design and implementation services. The Services Business Unit provides IT professionals on a contract basis. The Company's primary locations are in the United States with subsidiaries throughout Europe and Asia. See Note 17.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

  The accompanying financial statements include the accounts of Renaissance Worldwide, Inc. and its wholly-owned subsidiaries. On November 26, 1996, November 27, 1996, July 31, 1997, and November 26, 1997, the Company completed the acquisitions of Application Resources, Inc. ("ARI"), Shamrock Computer Resources, Ltd. ("SCR"), Renaissance Solutions, Inc. ("RSI"), and The Hunter Group, Inc. ("Hunter"), respectively. On December 31, 1996, RSI completed the acquisition of International Systems Services Corporation. On March 31, 1998 and April 2, 1998, the Company completed the acquisitions of Neoglyphics Media Corporation ("Neoglyphics)" and Traid Data, Inc. ("Triad"), respectively. These transactions have been accounted for as poolings-of-interests and, therefore, the accompanying financial statements have been retroactively restated to reflect the financial position and results of operations and cash flows of each of these entities with the Company for all periods presented (see Note 3). In addition, the accompanying financial statements include the accounts of several entities acquired in purchase transactions, subsequent to their respective acquisition dates (see Note 4), as well as the accounts of a real estate trust (the "Trust") which is substantially controlled by the Company, subsequent to the renegotiation of certain lease terms on September 19, 1995 (see Note 15). All material intercompany balances and transactions have been eliminated.


FISCAL YEAR

  Effective with the period ended December 27, 1997, the Company changed its fiscal year from the last Saturday in June to the last Saturday in December. RSI, ARI and SCR previously utilized a December 31 year end. Upon acquisition, RSI, ARI and SCR changed their fiscal year ends to the last Saturday in June to conform to the Company's previous fiscal year. Hunter, Neoglyphics, and Triad previously utilized a December 31 year end. Upon acquisition, Hunter, Neoglyphics, and Triad changed their fiscal year ends to the last Saturday in December to conform to the Company's fiscal year (see Note 3).

  The transition period ended December 27, 1997 reflects the results of operations and cash flows for the six months then ended for the Company and all of its subsidiaries. The results of operations and of cash flows for the years ended June 24, 1995, June 29, 1996 and June 28, 1997 are for 52 weeks, 53 weeks and 52 weeks, respectively.

  The unaudited results of operations for the six month period ended December 28, 1996 included revenues of $214,774,000, cost of revenues of $150,052,000, selling, general and administrative expenses (including acquisition-related expenses) of $58,862,000, income from operations of $5,860,000, income before taxes of $7,689,000 and net income of $1,654,000. Earnings per share-basic for the period was $0.03. Earnings per share-diluted for the period was $0.03. In the opinion of management, the above unaudited amounts include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the Company's consolidated results of operations for the six months ended December 28, 1996.

                          RENAISSANCE WORLDWIDE, INC.

CASH EQUIVALENTS

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company's cash equivalents consist primarily of short term federal notes and money market securities bearing interest at a weighted average rate of approximately 5.6% at December 27, 1997. The investments are carried at cost plus accrued interest, which approximates market value. The Company considers such securities to be classified as "available-for-sale".


REVENUE RECOGNITION

  The Company's revenue is primarily comprised of fees for consulting services. The majority of the Company's revenue is from contracts on a time and materials basis and is recognized as the services are performed. The remainder of the Company's contracts are on a fixed-price basis, and revenue from those contracts is recognized using the percentage of completion method based upon the number of labor hours incurred compared to the total estimated hours at estimated realizable rates. Under the percentage of completion method, the Company must estimate the percentage of completion of each project at the end of each financial reporting period. Estimates are subject to adjustment as a project progresses to reflect changes in projected completion costs or dates. Revenues are reported net of reimbursable expenses which are typically billed and collected from clients. Losses, if any, are provided for in the period in which the loss is determined. Amounts received in excess of revenue recognized are recorded as deferred revenue.

  The Company also licenses certain of its intellectual property. Revenue is recognized on license agreements when the Company has completed all of its significant contractual obligations and the license fees are non-refundable. During the six months ended December 27, 1997, the Company recognized $2.5 million of revenue for the license of intellectual property in exchange for a software license.


ACCOUNTS RECEIVABLE, CONCENTRATION OF CREDIT RISK AND UNCERTAINTIES

  The Company is subject to credit risk through trade receivables. Credit risk with respect to trade receivables is mitigated by the diversification of the Company's operations, as well as its large client base and its geographical dispersion. The Company performs ongoing evaluations of its receivables and may obtain retainers at the onset of significant fixed price client engagements. Collateral is not required for time and material contracts. In management's opinion, the Company has provided sufficient provisions to prevent a significant impact of credit losses to the financial statements. The failure of the Company to complete a fixed price project to the client's satisfaction within the fixed price exposes the Company to potentially unrecoverable cost overruns.

  Fees on fixed-price contracts are generally billable to clients upon the achievement of specified milestones. Unbilled revenue was $4,022,000, $5,174,000 and $7,913,000 at June 29, 1996, June 28, 1997, and December 27, 1997,
respectively.

  No single customer accounted for more than 10% of revenues or more than 10% of accounts receivable for any period presented.

                          RENAISSANCE WORLDWIDE, INC.

FIXED ASSETS

  Fixed assets are stated at cost. Additions, renewals and betterments of fixed assets are capitalized. Repair and maintenance expenditures for minor items are generally expensed as incurred. Depreciation of fixed assets is provided using the straight-line method over the following estimated useful lives:

  Buildings and improvements.......... 31  1/2 years
  Computer equipment.................. 5 years
  Furniture and equipment............. 5 to 7 years
  Motor vehicles...................... 5 years
  Leasehold improvements.............. lesser of lease term or 10 years


ADVERTISING COSTS

  Advertising costs are recorded as expense when incurred. There were no advertising costs recorded as assets at June 29, 1996, June 28, 1997 or December 27, 1997.


SOFTWARE DEVELOPMENT COSTS

  The Company has capitalized certain software development costs under the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). Capitalization of software development costs begins upon the establishment of technological feasibility, as defined in SFAS 86, and ceases upon the general release of the related product to the public. The software is generally utilized in conjunction with the Company's consulting services.

  Capitalized software development costs are amortized over the shorter of (a) the ratio which current period revenues for the software product bear to total projected revenues, or (b) a straight-line basis over 1 to 3 years. Unamortized software development costs totaled $53,000 and $1,278,000 at June 28, 1997 and December 27, 1997, respectively, which are included in other assets in the accompanying balance sheet. There were no such capitalized costs at June 29, 1996. Amortization of software development costs totaled $253,000 in the six months ended December 27, 1997.

  The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including technological feasibility, anticipated future revenues, estimated economic lives and changes in software technology.

  The Company has also capitalized costs associated with certain software being developed for internal use. Such costs represent the direct costs of employees associated with the design, development, implementation and testing of projects which management believes will be used productively by the Company. Capitalization commences when the initial product design has been completed and management has committed the appropriate resources to the project, and ceases upon implementation of the software, on a module by module basis.

  Such costs are included within fixed assets in the accompanying balance sheet. Capitalized costs totaled $569,054 and $1,860,054 at June 28, 1997 and
December 27, 1997, respectively.


INCOME TAXES

  The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of Renaissance Worldwide, Inc.

                          RENAISSANCE WORLDWIDE, INC.

 temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs.

  Certain of the Company's subsidiaries had previously elected to be treated as a small business corporation for income tax purposes with income or loss and credits passed through to the stockholders. These elections were subsequently terminated upon acquisition by the Company and the net deferred tax asset or liability as of the date of acquisition has been included in the provision for income taxes in the period of acquisition.

  Certain of the Company's subsidiaries had previously utilized the cash method of accounting for income taxes. Upon acquisition by the Company, these subsidiaries converted to the accrual method of accounting for income taxes. As of December 31, 1997, Neoglyphics Media Corporation and Triad Data, Inc. utilize the cash method of accounting for income taxes.

STOCK-BASED COMPENSATION

  The Company accounts for employee awards under its stock plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for disclosure purposes only (Note 11).


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at June 29, 1996, June 28, 1997 and December 27, 1997 and the reported amounts of revenues and expenses for the three years in the period ended June 28, 1997 and the six month period ended December 27, 1997. Actual results could differ from those estimates.


GOODWILL AND OTHER INTANGIBLE ASSETS

  As described in Note 4, the Company amortizes goodwill and intangible assets arising from purchase acquisitions on a straight-line basis over a period of 10 to 30 years. Goodwill is evaluated for consideration of potential impairment based on the operating results and forecasted cash flows of the acquired entity.

RECLASSIFICATIONS

  Certain amounts in the prior year financial statements have been reclassified to conform to the current period presentation.


TRANSLATION OF FOREIGN CURRENCIES

  The functional currency of the Company's subsidiaries is the local currency. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date; income and expense items and cash flows are translated at average exchange rates for the period. Cumulative net translation adjustments are included in stockholders' equity. Gains and losses resulting from foreign currency transactions, not significant in amount, are included in the results of operations as other income (expense).


NET INCOME PER SHARE

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 specifies modifications to the Renaissance Worldwide, Inc.

                          RENAISSANCE WORLDWIDE, INC.

calculation of earnings per share from that previously used by the Company. Under SFAS 128, "basic earnings per share" is calculated based upon the weighted average number of common shares actually outstanding, and "earnings per share diluted" is calculated based upon the weighted average number of common shares and dilutive potential common stock outstanding. Potential common stock includes stock options and warrants, calculated using the treasury stock method, and the assumed conversion of ARI's preferred stock (see Note 10). However, potential common stock has been excluded from the calculation of diluted earnings per share for the six months ended December 27, 1997, as its effect would be anti-dilutive.

  The Company adopted SFAS 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98, which provides new guidance with respect to earnings per share computations in the periods preceding a company's initial public offering, in the second quarter of the transition period ended December 27, 1997 and has restated all prior periods in its financial statements.

  A reconciliation of the weighted average number of common shares outstanding is as follows:

                                                                                                        SIX
                                                                                                       MONTHS
                                                                                                      ---------
                                                                                YEAR ENDED              ENDED
                                                                      ------------------------------  ---------
                                                                      JUNE 24,   JUNE 29,   JUNE 28,  DECEMBER
                                                                      --------  ----------  --------  ---------
                                                                        1995        1996      1997    27, 1997
                                                                       ------      ------    ------   --------
                                                                                   (IN THOUSANDS)
  Weighted average number of common shares outstanding--
    Basic..........................................................     40,776      42,885    50,495     54,537
  Assumed exercise of stock options, using the treasury stock
    Method.........................................................        690       2,641     3,553         --
  Assumed exercise of warrants, using the treasury stock
    Method.........................................................        100         104        --         --
  Assumed conversion of ARI's preferred stock......................      1,447       1,232       559         --
                                                                        ------      ------    ------   --------
  Weighted average number of common and potential common
    shares outstanding--diluted....................................     43,013      46,862    54,607     54,537
                                                                        ======      ======    ======   ========



RECENTLY ENACTED ACCOUNTING STANDARDS

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for the reporting of comprehensive income in a company's full set of financial statements, and is effective for fiscal years beginning after December 15, 1997.

  Comprehensive income is defined in SFAS 130 as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income reported by an entity will include both net income and other comprehensive income. Classifications within other comprehensive income could include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 will affect the Company's reporting of unrealized gains and losses on marketable securities, as well as the reporting of translation adjustments resulting from certain investments in foreign subsidiaries. Such disclosures of comprehensive income will be in addition to existing reporting of net income. The Company will adopt this statement as required.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). SFAS 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of disclosures for all periods presented.

                          RENAISSANCE WORLDWIDE, INC.

  SFAS 131 requires that companies disclose information about operating segments in annual and interim financial statements. SFAS 131 utilizes the "management approach" in determining what constitutes an operating segment. An operating segment is defined in SFAS 131 as a business component:

  . which engages in business activities from which it may earn revenues and inncur expenses;

  . whose operating results are regularly reviewed by a chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

  .  for which discrete financial information is available.

  SFAS 131 requires that a company disclose information about operating segments that meet any of the following thresholds:
  . its reported revenue, including both customer and intersegment sales, is greater than or equal to 10% of combined revenue

  . the absolute amount of its reported profit or loss is greater than 10% or more of the absolute amount of (1) the combined reported profit of all segments that did report a loss or (2) the combined reported losses of all segments that did not report a loss,

  . its assets are greater than or equal to 10% or more of combined assets of all operating segments.

  The adoption of SFAS 131 will not impact the Company's financial position, results of operations or cash flows. Management has determined that the adoption of SFAS 131 will not materially differ from the Company's current presentation of operating segments in Note 17.


3.   ACQUISITION OF SUBSIDIARIES--POOLING OF INTERESTS

FISCAL 1998 POOLINGS OF INTEREST

  In March 31, 1998 the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Neoglyphics Media Corporation ("Neoglyphics"). Neoglyphics is an Internet development and applications company based in Chicago, Illinois and is the foundation of the e-commerce business unit within the Solutions Group. Pursuant to the agreement, each share of Neoglyphics was converted into the right to receive .12495 shares of Renaissance common stock. Renaissance also assumed outstanding options for the purchase of Neoglyphics common stock at the same conversion ratio.

   On April 2, 1998, the Company, through a wholly-owned subsidiary, acquired all of the outstanding stock of Triad Data, Inc. ("Triad"). Triad is an information technology consulting firm performing services similar to those of the Services group of the Company. Pursuant to the agreement, each share of Triad common stock was converted into the right to receive 24,409.2 shares of Renaissance common stock.

   In total, 4,468,734 shares of the Company's Common Stock were exchanged for all of the outstanding common stock of Neoglyphics and Triad. In addition, outstanding stock options to purchase Neoglyphics common stock were converted into options to purchase 119,940 shares of the Company's Common Stock.

   Neoglyphics and Triad each had a calendar year end and the results of operations for the years ended December 31, 1995, December 31, 1996 and December 31, 1997 were combined with the results of operations for Renaissance's fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997, respectively. Additionally, the financial position of Neoglyphics and Triad as of December 31, 1994, 1995 and 1996 have been combined with the Company's financial position as of June 24, 1995, June 29, 1996, and June 28, 1997, respectively. In order to conform Neoglyphics' and Triad's year end to Renaissance's fiscal year end, the consolidated statement of income for the six months ended December 27, 1997 includes six months (July to December 1997) for Neoglyphics and Triad which has also been included in the consolidated statement of income for the fiscal year ended June 28, 1997. An adjustment has been made to retained earnings in the transition period ended December 28,1997 to eliminate the duplication of net income of Neoglyphics and Triad for such six month period.

                          RENAISSANCE WORLDWIDE, INC.

TRANSITION PERIOD POOLINGS OF INTEREST

  On July 31, 1997, pursuant to an Agreement and Plan of Merger dated May 19, 1997, the Company, through a wholly-owned subsidiary, acquired RSI. RSI provides management consulting and client/server systems integration services, primarily for large corporations. Pursuant to the agreement, each outstanding share of RSI common stock was converted into the right to receive 1.6 shares of Renaissance common stock. Renaissance also assumed outstanding options for the purchase of RSI common stock at the same conversion ratio. Immediately prior to the acquisition, there were 9,573,204 shares of RSI common stock and options to purchase 1,364,895 shares of RSI common stock outstanding.

  On November 26, 1997, the Company, through a wholly-owned subsidiary, acquired Hunter. Hunter provides management consulting, systems implementation and education services to organization seeking to deploy enterprise software applications, including enterprise resource planning ("ERP") software applications. Pursuant to the agreement, each outstanding share of Hunter common stock was converted into the right to receive 19.9086 shares of Renaissance common stock. Renaissance also assumed outstanding options for the purchase of Hunter common stock at the same conversion ratio. Immediately prior to the acquisition, there were 300,000 shares of Hunter common stock and options to purchase 59,133 shares of Hunter common stock outstanding. In addition, in conjunction with the acquisition of Hunter, Renaissance issued 328,578 shares of Common Stock in exchange for a residual equity interest in Hunter held by a third party.

  In total, 21,647,012 shares of Renaissance common stock were exchanged for all of the outstanding common stock of RSI and Hunter. In addition, outstanding stock options to purchase RSI and Hunter common stock were converted into options to purchase 3,361,088 shares of Renaissance's common stock. These transactions have been accounted for as poolings-of-interests and, therefore, all prior period financial statements presented have been restated as if the acquisitions took place at the beginning of such periods.

  RSI had a calendar year end and the results of operations for the year ended December 31, 1995 and December 31, 1996 were combined with the results of operations for Renaissance's fiscal years ended June 24, 1995 and June 29, 1996, respectively. Additionally, the financial position of RSI as of December 31, 1995 and 1996 has been combined with the Company's financial position as of June 24, 1995 and June 29, 1996, respectively. In order to conform RSI's year end to Renaissance's fiscal year end, the consolidated statement of income for fiscal 1997 includes six months (July to December 1996) for RSI which has also been included in the consolidated statement of income for the fiscal year ended June 29, 1996. An adjustment has been made to retained earnings in fiscal 1997 to eliminate the duplication of net income of RSI for such six month period.

  Hunter had a calendar year end and the results of operations for the year ended December 31, 1994, December 31, 1995 and December 31, 1996 were combined with the results of operations for Renaissance's fiscal years ended June 24, 1995, June 29, 1996 and June 28, 1997, respectively. Additionally, the financial position of Hunter as of December 31, 1994, 1995 and 1996 has been combined with the Company's financial position as of June 24, 1995, June 29, 1996, and June 28, 1997, respectively. In order to conform Hunter's year end to Renaissance's fiscal year end, the consolidated statement of income omits six months (January to June 1997) for Hunter. An adjustment has been made to retained earnings in the transition period ended December 27, 1997 to add back the net loss for Hunter for such six month period.

                          RENAISSANCE WORLDWIDE, INC.

FISCAL 1997 POOLINGS OF INTEREST

  On November 26, 1996, pursuant to an Agreement and Plan of Merger dated October 30, 1996, the Company, through a wholly-owned subsidiary, acquired ARI. ARI is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of ARI capital stock was converted into the right to receive .548856 shares of the Company's Common Stock. The Company also assumed outstanding options for the purchase of ARI common stock at the same conversion ratio. Immediately prior to the acquisition, there were 5,217,000 shares of ARI common stock and options to purchase 794,000 shares of ARI common stock outstanding.

  On November 27, 1996, pursuant to an Agreement and Plan of Merger dated November 2, 1996, the Company, through a wholly-owned subsidiary, acquired SCR. SCR is an information technology consulting firm performing services similar to those of the Company. Pursuant to the agreement, each outstanding share of SCR common stock was converted into the right to receive 273.539 shares of the Company's Common Stock. Pursuant to the provisions of the Iowa Business Corporation Act (the "IBCA"), a stockholder of SCR holding 352 shares of SCR common stock perfected dissenters' rights under the IBCA and was paid $2,000,000 in redemption of such shares.

  On December 31, 1996, the Company, through its RSI subsidiary, acquired International Systems Services Corporation, a Connecticut corporation ("ISS"). ISS is a consulting firm providing business and management consulting services. Pursuant to the agreement, all of the outstanding capital stock of ISS was acquired in exchange for 1,310,000 shares of RSI common stock (equal to 2,096,000 shares of the Company's Common Stock pursuant to the July 31, 1997 merger of RSI with the Company).

  In total, 6,797,548 shares of the Company's Common Stock were exchanged for all of the outstanding common stock of ARI, SCR and ISS. In addition, outstanding stock options to purchase ARI common stock were converted into options to purchase 435,810 shares of the Company's Common Stock. These transactions (collectively referred to as the "Fiscal 1997 Poolings of Interest") have been accounted for as poolings-of-interests and, therefore, all prior period financial statements presented have been restated as if the acquisitions took place at the beginnings of such periods.

  ARI and SCR each had a calendar year end and the results of operations for ARI and SCR for the year ended December 31, 1995 have been combined with the results of operations for the Company's fiscal year ended June 24, 1995. Additionally, the financial position of ARI and SCR as of December 31, 1995 has been combined with the Company's financial position as of June 24, 1995. In order to conform ARI and SCR's year end to the Company's fiscal year end, the consolidated statement of income for fiscal 1996 includes six months (July to December 1995) for both companies which are also included in the consolidated statement of income for the fiscal year ended June 24, 1995. An adjustment has been made to retained earnings in fiscal 1996 to eliminate the duplication of net income of ARI and SCR for such six month period.

                          RENAISSANCE WORLDWIDE, INC.

  There were no material transactions between the Company, ARI, SCR, ISS, RSI, Hunter, Neoglyphics or Triad during any of the periods presented. No material adjustments to net assets or results of operations were necessary to conform the accounting practices of ARI, SCR, ISS, RSI, Hunter, Neoglyphics or Triad to that of the Company. Certain reclassifications were made to the financial statements of ARI, SCR, ISS, RSI, Hunter, Neoglyphics and Triad to conform with the Company's classifications. All costs associated with the acquisitions have been expensed as incurred.

  Separate results of operations for the periods prior to the acquisitions of ARI, SCR, ISS, RSI and Hunter by the Company were as follows:

                                                                            YEAR ENDED                       SIX MONTHS ENDED
                                                          ---------------------------------------------- ----------------------
                                                            JUNE 24,      JUNE 29,         JUNE 28,          DECEMBER 27,
                                                          ------------  ------------  ------------------ -----------------------
                                                              1995          1996             1997               1997
                                                          ------------  ------------  -----------------  ------------------------
                                                                           (IN THOUSANDS)
  Revenue
     Renaissance Worldwide, Inc. ........................    $ 98,687      $145,588          $324,766(a)      $285,937(c)
     Application Resources, Inc. ........................      29,870        37,615                --(a)           -- (c)
     Shamrock Computer Resources, Ltd. ..................      25,428        33,675                --(a)           -- (c)
     International Systems Services Corporation..........      12,935        17,666                --(a)           -- (c)
     Renaissance Solutions, Inc. ........................      22,601        34,784            64,277(b)           -- (c)
     The Hunter Group, Inc. .............................      10,712        19,554            39,215              -- (c)
     Neoglyphics.........................................         175         4,511             9,539            6,241
     Triad ..............................................      21,549        39,670            52,036           27,941
                                                             --------      --------          --------         --------
        Combined.........................................    $221,957      $333,063          $489,833         $ 320,119
                                                             ========      ========          ========         =========
  Net income (loss)
     Renaissance Worldwide, Inc. ........................    $    326      $  2,543          $ 10,900(a)      $ (5,969)(c)
     Application Resources, Inc. ........................       1,273         1,228                --(a)            -- (c)
     Shamrock Computer Resources, Ltd. ..................       2,193         2,861                --(a)            -- (c)
     International Systems Services Corporation..........         159          (704)               --(a)            -- (c)
     Renaissance Solutions, Inc. ........................       3,676         2,474             3,217(b)            -- (c)
     The Hunter Group, Inc. .............................       1,173          (399)              443               -- (c)
     Neoglyphics.........................................         (91)          689             1,295              559
     Triad ..............................................       1,580         3,328             1,319            1,179
                                                             --------      --------          --------         --------
        Combined.........................................    $ 10,289      $ 12,020          $ 17,174         $ (4,231)
                                                             ========      ========          ========         ========
  Other changes in stockholders' equity
     Renaissance Worldwide, Inc. ........................    $     --      $ 33,003          $ 51,027(a)      $  2,814 (c)
     Application Resources, Inc. ........................        (317)            3                --(a)            -- (c)
     Shamrock Computer Resources, Ltd. ..................        (665)       (1,416)               --(a)            -- (c)
     International Systems Services Corporation..........          --            --                --(a)            -- (c)
     Renaissance Solutions, Inc. ........................      13,813        48,815            26,917(b)            -- (c)
     The Hunter Group, Inc. .............................        (250)            1               285               -- (c)
     Neoglyphics.........................................          20            --                42             (601)
     Triad...............................................           1            --                --           (1,179)
                                                             --------      --------          --------         --------
        Combined.........................................    $ 12,602      $ 80,406          $ 78,271         $  1,034
                                                             ========      ========          ========         ========

--------------
(a) Includes the results of ARI and SCR, which were acquired by the Company during the year ended June 28, 1997
(b) Includes the results of ISS, which was acquired by RSI during the year ended June 28, 1997
(c) Includes the results of ARI, SCR, ISS, Renaissance Solutions and The Hunter Group, which were acquired by the Company prior to December 27, 1997

                          RENAISSANCE WORLDWIDE, INC.

4.   ACQUISITION OF SUBSIDIARIES--PURCHASES

 Transition Period Purchases

  McClain Group, Inc.   On July 16, 1997, the Company, through a wholly-owned
subsidiary, acquired all of the outstanding stock of McClain Group, Inc., a Virginia corporation ("McClain"), for $15.4 million in cash. McClain is an information technology management consulting firm based in Richmond, Virginia. McClain provides IT consulting and project management services.

  Technomics Consultants International, Inc.   On July 25, 1997, RSI, through a
wholly-owned subsidiary, acquired all of the outstanding stock of Technomics Consultants International, Inc., an Illinois corporation ("Technomics"), for $2.0 million in cash and up to $5.2 million in contingent consideration. Technomics is a management consulting firm based in Chicago, Illinois with offices in London, England; Hong Kong; Bombay, India; Tokyo, Japan; Ho Chi Minh City, Vietnam; Shanghai, PRC and Singapore.

  Eligibility Management Systems, Inc.   On August 27, 1997, the Company,
acquired all of the outstanding stock of Eligibility Management Systems, a Florida corporation ("EMS") that provides implementation services to state government agencies and municipalities, for $19.0 million in cash, of which $15.0 million was payable at the time of closing and $4.0 million is payable over the next two years. An additional $4.0 million in consideration may be payable subject to certain earnout arrangements.

  Cambridge Software Group.   On December 19, 1997, the Company acquired all of
the outstanding stock of Cambridge Software Group, a Massachusetts corporation ("CSG") that provides IT solutions services, for $1.1 million in cash. An additional $3.4 million in consideration may be payable subject to certain earnout arrangements.

  The acquisitions of McClain, Technomics, EMS and CSG are collectively referred to as the "Transition Period Acquisitions". The aggregate purchase price and related costs associated with the Transition Period Acquisitions was $38.1 million, which has been allocated to the assets acquired and liabilities assumed as follows:

  Cash....................................................................    $  773,000
  Accounts receivable, net................................................     2,770,000
  Fixed assets, net.......................................................       168,000
  Other assets, excluding goodwill and other intangible assets............       193,000
  Accounts payable........................................................     1,645,000
  Debt and line of credit.................................................       261,000
  Accrued expenses and other liabilities..................................       995,000
  Income taxes payable and deferred tax liabilities.......................        54,000

                          RENAISSANCE WORLDWIDE, INC.

FISCAL 1997 PURCHASES

  During the fiscal year ended June 28, 1997, the Company acquired five companies: Morris Information Systems, Sun-Tek Consultants, Inc., Sterling Information Group, James Duncan & Associates ("JDA"), and Connexus Consulting Group, Inc. In addition, during fiscal year 1997, prior to the merger with the Company, RSI acquired two companies: COBA Consulting Limited ("COBA UK") and C.M. Management Systems Ltd., Inc. ("COBA-Boston"). These acquisitions are collectively referred to as the "Fiscal 1997 Acquisitions". The aggregate purchase price and related costs associated with the Fiscal 1997 Acquisitions was $37,950,000 plus 266,528 shares of the Company's common stock, which has been allocated to the assets acquired and liabilities assumed as follows:

  Cash....................................................................   $ 1,646,000
  Accounts receivable, net................................................    10,663,000
  Fixed assets, net.......................................................     1,298,000
  Other assets, excluding goodwill and other intangible assets............       309,000
  Accounts payable........................................................     4,454,000
  Debt and line of credit.................................................     1,872,000
  Accrued expenses and other liabilities..................................     4,688,000
  Income taxes payable and deferred tax liabilities.......................       636,000


  In connection with the Fiscal 1997 Acquisitions, the Company may pay contingent consideration of up to $32.3 million based on certain earn-out arrangements. Such amounts, if paid, will be recorded as additional purchase price. The acquisition agreement of COBA-Boston contained certain change of control provisions which were triggered upon the acquisition of RSI by Renaissance. This resulted in the acceleration of $9,250,000 of contingent consideration, which has been accrued and is included in accrued expenses at December 27, 1997.

  The allocation of the purchase price for certain of the Transition Period Acquisitions and Fiscal 1997 Acquisitions is preliminary and subject to change based upon the completion of valuation analyses of certain acquired assets.

  The pro forma results of operations, assuming that the acquisition of the Transition Period Acquisitions and Fiscal 1997 Acquisitions occurred at the beginning of the year ended June 28, 1997 or the six months ended December 27, 1997, would not materially differ from the Company's reported results of operations.

                          RENAISSANCE WORLDWIDE, INC.

5.   MARKETABLE SECURITIES

  Marketable securities are classified as available for sale and consist of U.S. Treasury Notes, Federal Agency Bonds and Corporate Bonds having maturity dates of more than three months, which are stated at fair value. Aggregate net unrealized holding gains/(losses) of $(18,000), $(21,000) and $22,000 at June 29, 1996, June 28, 1997 and December 27, 1997, respectively, have been included as a separate component of stockholders' equity in the accompanying consolidated balance sheet. Certain information with respect to the Company's marketable securities as of June 29, 1996, June 28, 1997, and December 27, 1997 is presented below:

                                                        GROSS        GROSS
                                                     -----------  -----------
                                                     UNREALIZED   UNREALIZED
                                                     -----------  -----------
                                          AMORTIZED    HOLDING      HOLDING      FAIR
                                          ---------  -----------  -----------  ---------
SECURITY TYPE                               COST        GAINS       LOSSES       VALUE
-------------                             ---------  -----------  -----------  ---------

                                                          (IN THOUSANDS)

                                                          JUNE 29, 1996
  U.S. Treasury Notes....................   $ 9,973          $13          $--    $ 9,986
  Federal Agency Bonds...................     6,308           --           32      6,276
  Corporate Bonds........................     1,647            1           --      1,648
                                            -------          ---          ---    -------
                                            $17,928          $14          $32    $17,910
                                            =======          ===          ===    =======

                                                          JUNE 28, 1997

  U.S. Treasury Notes....................   $ 4,331          $--          $18    $ 4,313
  Federal Agency Bonds...................    16,688           --           17     16,671
  Commercial Paper.......................     7,677           14           --      7,691
                                            -------          ---          ---    -------
                                            $28,696          $14          $35    $28,675
                                            =======          ===          ===    =======

                                                        DECEMBER 27, 1997
  U.S. Treasury Notes....................   $ 4,331          $13          $--    $ 4,344
  Federal Agency Bonds...................     1,514            9           --      1,523
                                            -------          ---          ---    -------
                                            $ 5,845          $22          $--    $ 5,867
                                            =======          ===          ===    =======

  The fair values of marketable securities by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                             JUNE 29,     JUNE 28,   DECEMBER 27,
                                            -----------  ----------  -------------
                                               1996         1997         1997
                                            -----------  ----------  -------------
                                                        (IN THOUSANDS)
  Due in one year or less..................     $ 7,138     $21,787         $2,057
  Due after one through three years........      10,772       6,888          3,810
                                                -------     -------         ------
     Total.................................     $17,910     $28,675         $5,867
                                                =======     =======         ======

                          RENAISSANCE WORLDWIDE, INC.

6.   COMBINED BALANCE SHEET DETAILS

                                                                                          DECEMBER
                                                                JUNE 29,     JUNE 28,        27,
                                                               -----------  -----------  -----------
                                                                  1996         1997         1997
                                                               -----------  -----------  -----------
                                                                           (IN THOUSANDS)
Fixed assets:
     Land......................................................    $   360      $   360      $   360
     Building..................................................      1,439        1,439        1,439
     Computer equipment and software...........................      8,702       13,989       21,879
     Furniture and equipment...................................      5,855        8,346        9,270
     Motor vehicles............................................         48          144          116
     Leasehold and building improvements.......................      1,607        2,237        4,331
                                                                   -------      -------      -------
        Total fixed assets.....................................     18,011       26,515       37,395
     Less: accumulated depreciation and amortization...........      5,461        7,160       10,664
                                                                   -------      -------      -------
        Net fixed assets.......................................    $12,550      $19,355      $26,731
                                                                   =======      =======      =======
  Other accrued expenses
     Accrued employee benefits.................................    $ 3,008      $ 5,389      $ 6,245
     Accrued commissions and bonuses...........................      2,502        3,334        7,323
     Accrued acquisition costs.................................          -        1,169        3,655
     Accrued contingent consideration..........................          -        3,466       14,305
     Other accrued expenses....................................      5,047        5,512        9,821
                                                                   -------      -------      -------
                                                                   $10,557      $18,870      $41,349
                                                                   =======      =======      =======

7.   NOTES RECEIVABLE AND RELATED PARTY TRANSACTIONS

  At June 28, 1997 and December 27, 1997, notes receivable include $1,500,000 due on April 24, 1998 from an unrelated third party corporation. This note bears interest at the LIBOR rate plus 2.5% (8.22% at June 28, 1997 and 8.16% at December 27, 1997), which is payable quarterly. This note is secured by an interest in all of the assets of the corporation subject to a prior security interest under the corporation's bank debt and line of credit, and the personal guarantee of the corporation's majority stockholder.

  Notes receivable from officers represents notes due from various senior officers of the Company and bear interest at the prime rate (8.25% at June 29, 1996, 8.5% at June 28, 1997 and 8.5% at December 27, 1997).

  Notes receivable from stockholders of $476,000 at June 29, 1996, June 28, 1997 and December 27, 1997, which are included as a reduction of stockholders' equity in the accompanying balance sheet, include promissory notes from two of ARI's officers totaling $226,000 for the exercise of stock options bearing interest at a variable rate based upon federal income tax requirements (approximately 6% at June 29, 1996, 6.5% at June 28, 1997 and 6% at December 27, 1997), and two
demand notes from an individual who was the sole stockholder of Hunter totaling $250,000, which accrue interest at 5%.

  During the year ended June 28, 1997, the Company entered into a contract with an entity controlled by the president of the Company to utilize an airplane for corporate travel purposes. The Company pays for such usage on a per-flight basis at a rate which management believes approximates market prices. Total amounts incurred to this entity during the year ended June 28, 1997 and the six months ended December 27, 1997 were $100,000 and $267,000, respectively.

                          RENAISSANCE WORLDWIDE, INC.

8.   FINANCING ARRANGEMENTS

LINES OF CREDIT

  Renaissance:   In March 1996, Renaissance terminated its previous line of credit and replaced it with a line of credit from a different bank. The new line of credit ("Renaissance Line of Credit") provides a borrowing base of 85% of eligible accounts receivable as defined, up to a maximum borrowing of $25,000,000, payable on demand. Interest is payable monthly in arrears at the bank's prime rate plus .5% (8.75% at June 29, 1996, 9.0% at June 28, 1997 and 9.0% at December 27, 1997) or the LIBOR rate plus 2.5% (8.0% at June 29, 1996, 8.64% at June 28, 1997 and 8.16% at December 27, 1997), at the option of the Company. The Renaissance Line of Credit is collateralized by all of the assets of the Company, excluding the assets of the Trust, contains certain restrictions, including limitations on the amount of distributions which can be made to stockholders, purchases of fixed assets, and loans which can be made to officers, and requires the maintenance of certain financial covenants. The line of credit agreement expires in February 1999. On December 4, 1997, the Renaissance Line of Credit was amended to allow a maximum borrowing of $50,000,000 and to include the accounts receivable of certain recent acquisitions in the borrowing base calculations.

  ARI:   ARI had a line of credit arrangement with a bank which allowed ARI to borrow the lesser of $1,750,000 or 60% of eligible accounts receivable, as defined, at an interest rate equal to the bank's prime rate plus .50% (8.75% at June 29, 1996). There were no amounts outstanding under this line at June 29, 1996. The line of credit was secured by all of the assets of ARI, contained certain restrictions, including limitations on the amount of distributions which could be made to stockholders, purchases of fixed assets, and new indebtedness, and required maintenance of certain financial covenants. On November 26, 1996, in conjunction with the acquisition of ARI by the Company (see Note 3), ARI terminated its line of credit arrangement.

  SCR:   SCR had a credit arrangement with a bank consisting of a committed line of credit totaling $2,500,000, of which $625,000 was unused as of June 29, 1996, and a discretionary equipment line of $500,000. The line of credit carried interest at the bank's prime rate (8.25% at June 29, 1996) and was collateralized by substantially all of the assets of SCR. The equipment line carried an interest rate equal to the bank's prime rate plus .50% (8.75% at June 29, 1996). The sum of the outstanding balances on the line of credit and the equipment line could not exceed a borrowing base of 80% of eligible accounts receivable, as defined, up to a maximum total borrowing of $3,000,000. At June 29, 1996, $7,000 of the equipment line was used. Monthly principal payments of $3,000, including interest, were due through August 1996 on this line. The equipment line was secured by a first priority security interest in the related equipment purchased with the loan proceeds. Both credit arrangements were guaranteed by SCR's former stockholders and required a commitment fee of .25% per annum on the unused portion. Additionally, the credit arrangements contained certain restrictions, including limitations on new indebtedness, and required maintenance of certain financial covenants. On November 27, 1996, in connection with the acquisition of SCR by the Company (see Note 3), SCR terminated its credit arrangements.

  JDA:   In June 1997, the Company entered into a line of credit agreement with a foreign bank to provide an overdraft facility of 1,400,000 British Sterling to its James Duncan subsidiary. This facility matures on January 31, 1998 and is secured by a $2,000,000 standby letter of credit from a U.S. bank. The Company is required to maintain this level of cash in this bank. There was $1,485,000 and $1,514,000 drawn on this facility as of June 28, 1997 and December 27, 1997, respectively. Interest is payable quarterly at the bank's base rate plus 0.875% (7.35% at June 28, 1997 and 8.125% at December 27, 1997) for amounts up to 1,000,000 British Sterling and the bank's base rate plus 2.0% for amounts over this level.

  Hunter:   In 1995, Hunter entered into a revolving credit facility (the
"Hunter Facility") that is collateralized by all accounts receivable of Hunter. The Hunter Facility was limited to the lesser

                          RENAISSANCE WORLDWIDE, INC.

of $3,000,000 or 85% of aggregate accounts receivable, and bore interest at the lower of the bank's prime rate or 2.5% above the 30 day LIBOR rate (8.35% at June 29, 1996).

  In 1996, the Hunter Facility was converted to a demand note with an original expiration date of April 30, 1997, subsequently extended until June 30, 1997. The demand note was limited to the lesser of $3,600,000 or a formula for eligible accounts receivable. The note bore interest at 3.5% above LIBOR (9.875% at June 28, 1997).

  As of June 29, 1996 and June 28, 1997, the unused portion of the note and line amounted to $1,950,000 and $2,040,000, respectively. The Hunter Facility had an unused commitment fee of 0.375% during calendar 1995. This fee was removed upon conversion to a demand note in 1996.

  Effective June 30, 1997, the Hunter Facility was amended and the availability under the Hunter Facility was increased to the lesser of $8,000,000 or a formula for eligible accounts receivable. The Hunter Facility bears interest at the lower of the bank's prime rate or 2.5% over the 30-day LIBOR rate (8.64% at June 28, 1997 and 8.16% at December 27, 1997), plus an additional 0.75% fee per month based on the monthly maximum loan amount. The Hunter Facility has an unused commitment fee of 0.40% per month. The Hunter Facility is collateralized by the receivables, equipment and all other property of Hunter.

  RSI:   At June 29, 1996, RSI had a $3,500,000 unsecured revolving credit agreement with a bank expiring on June 1, 1997. Interest was payable at the bank's corporate rate (8.5% at June 29, 1996). The loan agreement included various financial and other covenants including maintenance of minimum levels of tangible net worth and quarterly profitability. There were no amounts outstanding under the line at June 29, 1996. This line expired on June 1, 1997.

  RSI has a 425,000 British Sterling ($655,000) revolving line of credit with a UK bank. There were no amounts outstanding under the line at June 29, 1996, June 28, 1997 or December 27, 1997.

  ISS had a $500,000 working capital line of credit collateralized by ISS accounts receivable which expired on April 27, 1997. Interest was payable at prime (8.25% at June 29, 1996). Borrowings under the line were $500,000 as of June 29, 1996.

  Triad: At June 29, 1996, Triad has a $3,000,000 line of credit with a bank, which was amended to $7,000,000 expiring in April 1998. Interest is payable at LIBOR or the bank's prime commercial lending rate (8.25% at June 29, 1996, 8.5%
at June 28, 1997 and 7.94% at December 27, 1997).   The line of credit is
collaterialized by all accounts receivable of Triad. Borrowings under the line were $3,000,000 at June 29, 1996, $6,700,000 at June 29, 1997 and $5,000,000 at
December 27, 1997.

  Neoglyphics: At June 29, 1996 Neoglyphics had a $550,000 line of credit with a bank, which was amended to $1,500,000 on December 12, 1997, collaterialized by a promissory note and security agreement covering substantially all of Neoglyphics' assets. Interest is payable at one point above the bank's base rate (8.5% at June 29, 1996 and 8.5% at December 28, 1997) Borrowings under the line were $432,000 at June 29, 1996, $12,605 at June 28, 1997, and $700,000 at
December 28, 1997.

  In July 1997, Neoglyphics entered into an installment note agreement with a bank for up to $300,000. Monthly installments of principal and interest are based on the amount drawn with a maximum monthly payment of $6,301. Final payment is due June 30, 2000. The note is collaterialized by substantially all assets of Neoglyphics and bears interest at one point above the bank's base rate, which was at 8.5% at December 28, 1997. There were no amounts outstanding under the agreement at December 31, 1997.

                          RENAISSANCE WORLDWIDE, INC.

LONG-TERM DEBT

  Long term debt consists of the following:

                                                    JUNE 29,       JUNE 28,       DECEMBER 27,
                                                  ------------  ---------------  ---------------
                                                      1996           1997             1997
                                                  ------------  ---------------  ---------------
  Note payable due August 31, 1996...............   $    7,000       $       --       $       --
  Note payable due December 1997.................           --          129,000          129,000
  Note payable due April 30, 1998................           --               --          108,000
  Notes payable due November 30, 1998............      625,000          375,000          250,000
  Note payable due November 30, 1998.............           --          113,000           37,000
  Note payable due December 31, 1998.............       20,000           10,000           10,000
  Notes payable due August 1, 1999...............           --               --        3,748,000
  Notes payable due June 30, 2000................      216,000          167,000          167,000
  Note payable due December 28, 2000.............      782,000               --               --
  9.375% term loan due August 27, 2010...........    1,406,000        1,387,000        1,378,000
  6.75% term loan due April 1, 2013..............      690,000          663,000          651,000
                                                    ----------       ----------       ----------
                                                     3,746,000        2,844,000        6,478,000
  Less: Current portion..........................    1,136,000          560,000        2,876,000
                                                    ----------       ----------       ----------
                                                    $2,610,000       $2,284,000       $3,602,000
                                                    ==========       ==========       ==========

  The note payable due August 31, 1996 was payable to a bank, under the line of credit described above, in monthly installments of $3,000, including interest at the bank's prime rate plus .50% (8.75% at June 29, 1996).

  The note payable due December 1997 resulted from Renaissance's acquisition of James Duncan and Associates in December 1996 (see Note 4). These notes were paid in full via stock to the principal employees of JDA in January 1998.

  The note payable due April 30, 1998 relates to an acquisition made by a subsidiary prior to its acquisition by the Company. The note is unsecured and non-interest bearing.

  The notes payable due November 30, 1998 resulted from Renaissance's acquisition of the former Axiom Consulting Group, Inc. in November 1994. The notes are unsecured and are payable to the former stockholders of Axiom Consulting Group, Inc. in semi-annual installments of $125,000, plus interest at the prime rate published in The Wall Street Journal, beginning in May 1996.

  The note payable due November 30, 1998 is due to a former executive of Hunter. The note is unsecured and non-interest bearing and due in installments of $40,000 paid in January 1997 and four semi-annual installments of $18,000 beginning in May 1997.

  The note payable due December 31, 1998 is payable in monthly installments of $904, including interest at an annual rate of 8.5%. A vehicle secures the note.

  The notes payable due June 30, 2000 resulted from ARI's repurchase of 510,436 shares of common stock and 465,000 shares of preferred stock from certain of its stockholders in June 1995 at a price of $0.12 and $0.325 per share, respectively. These repurchased shares have been excluded from the number of shares issued and outstanding on the accompanying consolidated balance sheet. In conjunction with this transaction, ARI issued $261,000 in promissory notes, recorded as long-term debt on the accompanying balance sheet, due through June 30, 2000 in five equal installments of $63,000, including interest of 6.83%, with the first payment due in June 1996. These notes are unsecured.

  The notes payable due August 1, 1999 resulted from Renaissance's acquisition of EMS in August 1997. The notes are unsecured and payable to the former stockholders of EMS. $300,000 was paid in December 1997, $1,748,000 was paid in January 1998, $1,000,000 is payable in two semi-annual installments beginning in August 1998 and an additional $1,000,000 is payable in August 1999.

                          RENAISSANCE WORLDWIDE, INC.

  The note payable due December 28, 2000 was payable to a bank of ISS and was repaid in full subsequent to the 1996 fiscal year end. The note bore interest at prime (8.25% at June 29, 1996) and was due in equal installments through December 28, 2000.

  The term loan due August 27, 2010 is payable to a bank in monthly installments of $12,000, including interest, and is collateralized by certain property of the Trust and the personal guarantee of Renaissance's president and significant stockholder.

  The term loan due April 1, 2013 is payable in semi-annual installments of $34,000, including interest, and is secured by a mortgage on the land and building of the Trust and the assignment of a life insurance policy on Renaissance's president and significant stockholder.

  Aggregate maturities of long-term debt are as follows at December 27, 1997:

           1998.................................    $2,876,000
           1999.................................     1,604,000
           2000.................................       110,000
           2001.................................        55,000
           2002.................................        60,000
           Thereafter...........................     1,773,000
                                                    ----------
              Total.............................    $6,478,000
                                                    ==========


NOTES PAYABLE TO OFFICERS

  ISS had a $500,000 promissory note, payable on demand to its president, bearing interest at 5.8%. This note was repaid in full in January 1997. Neoglyphics had a $93,000 promissary note, payable on demand bearing interest at 9.0%.


9.   INCOME TAXES

  Prior to April 11, 1995, January 1, 1996, November 27, 1996, January 1, 1997 and December 31, 1996, RSI, America's Registry, SCR, Neoglyphics, and ISS, respectively, had each elected to be an S Corporation for federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code. As of December 31, 1997, Triad was still treated as a S Corporation for federal income tax purposes. As such, the corporate income or loss and credits were passed through to the stockholders and reported on their personal tax returns.

  RSI's election to be treated as an S Corporation terminated effective with the closing of RSI's initial public offering. The cumulative effect of the temporary differences between financial accounting and income tax reporting was not material.

  Neoglyphics elected to terminate its S Corporation status on January 1, 1997. At the time of this conversion, a net deferred tax liability of $302,000 was recorded through the income tax provision on January 1, 1997. This deferred tax liability was comprised principally of the effects of Neoglyphics being a cash basis tax payer.

  America's Registry's, SCR's and ISS's election to be treated as an S Corporation terminated in conjunction with the acquisition of all of the common stock of America's Registry, SCR and ISS by the Company. As a result, the income or loss of America's Registry commencing on January 1, 1996, the income or loss of SCR commencing on November 27, 1996 and the income or loss of ISS commencing on December 31, 1996 is subject to corporate income tax, and is included in the income tax provision (benefit) described below.

                          RENAISSANCE WORLDWIDE, INC.

  At the time of conversion of America's Registry from an S Corporation to a C Corporation, a net deferred tax liability of $642,000 was recorded through the income tax provision on January 1, 1996. This deferred tax liability was comprised principally of the remaining effects of America's Registry converting from the cash basis to the accrual basis for tax reporting purposes on January 1, 1994, offset by deferred tax assets for certain accrued expenses which are recognized in different periods for financial and tax reporting.

  At the time of the conversion of SCR from an S Corporation to a C Corporation, a net deferred tax asset of $403,000 was recorded through the income tax provision on November 27, 1996. The deferred tax asset was comprised principally of certain accrued expenses and allowances which are recognized in different periods for financial and tax reporting.

  At the time of conversion of ISS from an S Corporation to a C Corporation, a net deferred tax liability of $1,002,000 was recorded through the income tax provision on December 31, 1996. This deferred tax liability was comprised principally of the effect of converting from the cash basis to the accrual basis for tax reporting purposes.

  Since its inception, Hunter has reported its financial results for income tax purposes using the cash method of accounting. Upon acquisition by Renaissance, Hunter changed its method of accounting for income tax reporting purposes from the cash method to the accrual method. As a result, substantially all of the deferred tax liability related to Hunter accumulated on the balance sheet will become due and payable over a four-year period.

  The components of the income tax provision (benefit) are as follows:

                                                  YEAR ENDED     YEAR ENDED       YEAR ENDED     SIX MONTHS ENDED
                                                 ------------  ---------------  --------------  ------------------
                                                   JUNE 24,       JUNE 29,         JUNE 28,        DECEMBER 27,
                                                 ------------  ---------------  --------------  ------------------
                                                     1995           1996             1997              1997
                                                 ------------  ---------------  --------------  ------------------
Current:
     Federal....................................   $2,237,000     $ 6,228,000      $11,730,000         $6,138,000
     State......................................      826,000       1,660,000        2,724,000          1,573,000
     Foreign....................................           --              --        1,150,000          1,566,000
                                                   ----------     -----------      -----------         ----------
                                                    3,063,000       7,888,000       15,604,000          9,277,000
  Deferred:
     Federal....................................      456,000      (1,846,000)          46,000           (780,000)
     State......................................       88,000        (230,000)           8,000           (167,000)
                                                   ----------     -----------      -----------         ----------
                                                      544,000      (2,076,000)          54,000           (947,000)
  Change in tax status of RSI, America's
    Registry, SCR, ISS and Neoglyphics..........           --       1,644,000          936,000                 --
                                                   ----------     -----------      -----------         ----------
                                                   $3,607,000     $ 7,456,000      $16,594,000         $8,330,000
                                                   ==========     ===========      ===========         ==========

  Pretax income (loss) is summarized as follows:

                          YEAR ENDED      YEAR ENDED      YEAR ENDED    SIX MONTHS ENDED
                        --------------  --------------  --------------  -----------------
                           JUNE 24,        JUNE 29,        JUNE 28,       DECEMBER 27,
                        --------------  --------------  --------------  -----------------
                             1995            1996            1997             1997
                        --------------  --------------  --------------  -----------------
  Domestic...............  $13,305,000     $19,248,000     $30,762,000         $  686,000
  Foreign................      591,000         228,000       3,006,000          3,413,000
                           -----------     -----------     -----------         ----------
     TOTAL...............  $13,896,000     $19,476,000     $33,768,000         $4,099,000
                           ===========     ===========     ===========         ==========

                          RENAISSANCE WORLDWIDE, INC.

  Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance. Deferred tax assets and liabilities are comprised of the following at June 29, 1996, June 28, 1997 and December 27, 1997:

                                                           JUNE 29,         JUNE 28,        DECEMBER 27,
                                                       ---------------  ---------------  ----------------
                                                             1996             1997              1997
                                                       ---------------  ---------------  ----------------
Deferred tax assets:
     Net operating loss carryforward....................  $   392,000      $   433,000        $   45,000
     Allowance for doubtful accounts....................      107,000          723,000         1,234,000
     Accrued acquisition costs..........................      557,000               --                --
     Accounts payable and accrued expenses..............      447,000        1,012,000         2,357,000
     Other..............................................      395,000          875,000         1,440,000
     Valuation allowance................................     (108,000)        (131,000)               --
                                                          -----------      -----------        ----------
        Total gross deferred tax assets.................    1,790,000        2,912,000         5,076,000
                                                          -----------      -----------        ----------
  Deferred tax liabilities:
     Conversion from cash to accrual basis..............   2,996,0000        3,173,000         2,106,000
     Differences arising due to cash basis taxes........      230,000        1,251,000         1,251,000
     Prepaid expenses...................................       82,000           85,000            72,000
     Fixed assets.......................................      225,000          552,000           331,000
     Other..............................................           --          228,000         2,240,000
                                                          -----------      -----------        ----------
        Total gross deferred tax liabilities............    3,533,000        5,289,000         6,000,000
                                                          -----------      -----------        ----------
        Net deferred tax asset (liability)..............  $(1,743,000)     $(2,377,000)       $ (924,000)
                                                          ===========      ===========        ==========

  As of December 27, 1997, the Company has $110,000 of net operating loss carryforwards which may be used to offset future federal and state taxable income. The carryforwards expire in 2009. An ownership change, as defined in the Internal Revenue Code, may limit the amount of net operating loss that can be utilized annually to offset future taxable income.

  Income taxes computed using the federal statutory income tax rate differs form Renaissance's effective tax rate primarily due to the following:

                                                         YEAR ENDED       YEAR ENDED       YEAR ENDED       SIX MONTHS ENDED
                                                       ---------------  ---------------  ---------------  --------------------
                                                        JUNE 24, 1995    JUNE 29, 1996    JUNE 28, 1997    DECEMBER 27, 1997
                                                       ---------------  ---------------  ---------------  --------------------
  Statutory U.S. Federal tax rate.....................       35.0%            35.0%            35.0%                 35.0%
  State taxes, net of federal tax benefit.............        4.5              4.8              5.3                  22.4
  Income from RSI, America's Registry,
    SCR, ISS, Triad and Neoglyphics not taxable
     for corporate income tax purposes................      (13.1)           (14.8)            (3.3)                 (4.8)
  Non-deductible expenses.............................        0.3              4.2              7.8                 136.0
  Amortization of goodwill not deductible
    for corporate income tax purposes.................        0.2              0.2              0.7                   4.1
  Foreign income taxed at different rates.............         --              0.5              0.3                   8.5
  Change in tax status of America's
    Registry, SCR and ISS.............................         --              9.1              2.5                    --
  Other...............................................       (0.9)            (0.7)             0.8                   2.0
                                                            -----            -----             ----                 -----
  Effective tax rate..................................       26.0%            38.3%            49.1%                203.2%
                                                            =====            =====             ====                 =====

                          RENAISSANCE WORLDWIDE, INC.

  Non-deductible expenses during the year ended June 24, 1995 primarily relate to meals and entertainment expenses. Non-deductible expenses during the years ended June 29, 1996 and June 28, 1997 and six months ended December 27, 1997 primarily relate to certain costs incurred in connection with the acquisitions of ARI, SCR, ISS, RSI and Hunter.

  Undistributed earnings of certain foreign subsidiaries aggregated approximately $3.5 million on December 27, 1997, which under existing law, will not be subject to U.S. tax until distributed as dividends. Since the earnings have been or are intended to be indefinitely reinvested in foreign operations, no provision has been made for any U.S. taxes that may be applicable thereto. Furthermore, any taxes paid to foreign governments on those earnings may be used in whole or in part as credits against the U.S. tax on any dividends distributed from such earnings. It is not practicable to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.


10. STOCKHOLDERS' EQUITY

  Preferred Stock, $.10 par value

  On April 10, 1996, Renaissance's then sole stockholder authorized 1,000,000 shares of preferred stock, $.10 par value. Preferred stock may be issued in one or more series at the discretion of the Board of Directors of Renaissance (without shareholder approval) with such designations, rights and preferences as the Board of Directors may determine. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of Renaissance's common stock.


  Preferred Stock, no par value

  Renaissance's wholly-owned subsidiary, ARI, was authorized to issue 5,000,000 shares of preferred stock, of which 3,000,000 shares were designated as Series A Preferred Stock (the "Series A Preferred Stock"). The remaining preferred stock may have been issued from time to time in one or more additional series at the discretion of the Board of Directors. Shares of Series A Preferred Stock were non-redeemable and had a liquidation preference of $.79 per share plus any declared but unpaid dividends.

  Each share of Series A Preferred Stock was convertible into the number of shares of common stock that results from dividing the conversion price in effect at the time of conversion into $.79 for each share of Series A Preferred Stock being converted. The conversion price of the Series A Preferred Stock was initially $.1084 per share, subject to adjustment for stock splits, dividends, distributions, and combinations. At June 29, 1996, all shares of Series A Preferred Stock were convertible into .548856 shares of Renaissance's Common Stock based on a conversion price of $.1084 per share.

  On November 26, 1996, in conjunction with the acquisition of ARI by Renaissance (see Note 3), all of the outstanding shares of Series A Preferred Stock were converted into 1,434,160 shares of Common Stock.


  RSI Preferred Stock, $.01 par value

  Renaissance's wholly-owned subsidiary, RSI authorized 2,000,000 shares, $.01 par value per share preferred stock. RSI's Board of Directors was authorized, without shareholder approval, to issue such shares of preferred stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the Board of Directors may determine.

                          RENAISSANCE WORLDWIDE, INC.

  Stock Split and Authorized Shares

  On July 30, 1997, Renaissance's stockholders approved an increase to 99,000,000 in the number of authorized shares of Common Stock of Renaissance. On February 12, 1998, Renaissance announced a 2-for-1 stock split, effected as a dividend, on the Common Stock of Renaissance. Shareholders of record on March 2, 1998 participated in the stock split, which took place on March 24, 1998.

  All shares and per share amounts included in the consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.


  Sale of Common and Preferred Stock

  On November 19, 1996, ARI sold 55,000 units to an unrelated investor for net proceeds of $2,607,000. Each unit consisted of shares of ARI's Series A Preferred Stock and 1.0978 shares of Renaissance's Common Stock, for a total of 165,000 shares of Series A Preferred Stock and 60,374 shares of Common Stock.

  In February 1995, Neoglyphics issued 16,200,000 shares of Neoglyphics Common Shares to its founders for net proceeds of $20,000, which converted into 2,027,834 shares of Renaissance's Common Stock.

  Public Offerings of Common Stock

  On June 10, 1996, Renaissance completed its initial public offering for the sale of 4,460,000 shares of common stock, which included 660,000 shares in respect of the underwriters' over-allotment option. Renaissance received $34,498,000 from the sale of the shares, net of the underwriting discounts and expenses associated with the offering. Additionally, Renaissance had previously incurred $294,000 of costs related to the initial public offering that were deferred in previous years which were also charged against the proceeds of the offering. Net proceeds were used to repay all outstanding indebtedness under Renaissance's credit facility and certain term loans.

  On February 26, 1997, Renaissance completed a secondary public offering for the sale of 2,468,332 shares of Common Stock, including the reissuance of the treasury shares acquired in conjunction with the acquisition of SCR (see Note
3). Renaissance received approximately $48,340,000 from the sale of the shares, net of the underwriting discounts and expenses associated with the offering. The excess of the cost of the treasury stock over the net reissuance price has been charged to retained earnings. Net proceeds were used to repay all outstanding indebtedness under Renaissance's credit facility.

  On April 11, 1995, RSI completed its initial public offering of Common Stock, whereby RSI issued 2,240,000 shares of Common Stock and an additional 1,416,000 shares were sold by existing stockholders of RSI. The net proceeds from the sale of the shares by RSI were approximately $15,636,000 after deducting offering expenses of $1,291,000. Approximately $1,872,000 of the net proceeds were used to repay a note due to Gemini, and $3,426,000 of the net proceeds were used to repay notes payable to RSI's stockholders incurred by RSI in connection with the payment of partnership distributions in January and March 1995. Simultaneously with the closing of the offering, RSI also sold warrants to Gemini to acquire 1,013,760 shares of Common Stock.

  On May 17, 1996, RSI completed a follow-on public offering, whereby RSI issued 1,443,400 shares of Common Stock and existing shareholders sold 1,036,000 shares of Common Stock. The net proceeds from the sale of shares by RSI were approximately $28,263,000, after deducting offering expenses of $225,000.

  On November 18, 1996, RSI completed an additional offering. The transaction included 344,240 shares sold by the Company and 1,679,760 shares sold by existing shareholders, including shares acquired by Gemini upon exercise of the Gemini Warrants (below). The net proceeds of the offering were $6,495,000, after deducting offering expenses of $353,000.

                          RENAISSANCE WORLDWIDE, INC.

 Gemini Warrants

  RSI sold two warrants (together, the "Gemini Warrants") to Gemini upon the closing of RSI's initial public offering for an aggregate purchase price of $1,600,000. One warrant was exercisable through April 11, 1998 for up to 501,760 shares of Common Stock at an exercise price equal to $8.125 per share. The second warrant was exercisable through November 1, 1999 for up to 512,000 shares of Common Stock at an exercise price equal to $12.1875 per share. In November 1996, Gemini exercised the warrants and RSI received proceeds from the exercise of $10,317,000.


 Reorganization of RSI and Partnership Distributions

  From December 1, 1993 through April 3, 1995 the business of RSI was conducted under a limited partnership, Renaissance Strategy Group Limited Partnership ("RSI Partnership"). This partnership was dissolved in April 1995 subsequent to the conversion of the partnership units into common stock and stock options of RSI. In January and March 1995, the RSI Partnership declared and made partnership distributions totaling $3,426,000, evidenced by delivery of RSI's promissory notes which were paid with proceeds from RSI's initial public offering. Distributions in excess of earnings were reclassified to paid in capital pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:B.


11. STOCK PLANS

STOCK OPTION PLANS

 1996 Stock Plan

  This plan, adopted in March 1996, authorizes the grant of incentive stock options, non-qualified stock options, stock purchase authorizations or stock bonus awards to key employees, including officers, employee directors and consultants, to purchase up to 3,200,000 shares of common stock. In January 1997, Renaissance's Board of Directors, subject to stockholder approval which was received on July 30, 1997, voted to increase the number of shares of Common Stock authorized under this plan to 7,200,000. In addition, in May 1997 and December 1997, the Board of Directors authorized a total of 4,000,000 additional shares of Common Stock available under this plan for non-qualified stock options to be issued to employees of businesses that Renaissance acquires. Incentive stock options cannot be granted to consultants. For incentive options, the purchase price is equal to the fair market value on the date of grant (110% of fair market value for stockholders who hold greater than 10% of Renaissance's stock at the time of grant). For non-qualified options and stock purchase authorizations, the purchase price is determined by the Board of Directors within limits as set forth in the plan, but shall not be less than 85% of the fair market value of common stock on the date of grant. The periods over which options are exercisable are determined by the Board of Directors. If permitted by the Board of Directors, employees may use previously acquired shares of Renaissance's common stock (provided that such shares tendered have been held for at least six months) or may borrow money from Renaissance on a recourse basis (for a period of time not to exceed five years) to pay the exercise price of shares purchased. Options may expire up to ten years after the date of grant (five years for incentive options granted to 10% stockholders). The Board of Directors has the discretion to designate non-qualified options as transferable. The plan will terminate in March 2006.

 1996 Eligible Directors' Stock Plan

  This plan authorizes the grant of an option to purchase 40,000 shares of common stock to each non-employee director on the date of the director's initial election to the Board of Directors. The exercise price of options granted is 100% of the closing price per share of common stock on the date of grant. Directors may use

                          RENAISSANCE WORLDWIDE, INC.

previously acquired shares of Renaissance's common stock to pay the exercise price of shares purchased provided that such shares tendered have been held for at least six months. An aggregate of 200,000 shares of common stock may be issued under the plan. Options are exercisable in four equal annual installments, commencing on the first anniversary date of the grant. Options expire ten years after the date of grant. The plan will terminate in March 2006.

  In April and May 1996, options to purchase 40,000 shares each of common stock at an exercise price of $5.50 and $6.50 per share, respectively, were granted to newly-elected directors.

  Transactions under the 1996 Stock Plan and the Eligible Directors' Stock Plan are summarized as follows:

                                                      JUNE 29, 1996           JUNE 28, 1997       DECEMBER 27, 1997
                                                   --------------------    --------------------  --------------------
                                                               WEIGHTED                WEIGHTED              WEIGHTED
                                                               --------                --------              --------
                                                               AVERAGE                 AVERAGE               AVERAGE
                                                               --------                --------              --------
                                                   NUMBER OF   EXERCISE    NUMBER OF   EXERCISE  NUMBER OF   EXERCISE
                                                   ----------  --------    ----------  --------  ----------  --------
                                                    OPTIONS     PRICE       OPTIONS     PRICE     OPTIONS     PRICE
                                                   ----------  --------    ----------  --------  ----------  --------
  Outstanding at beginning of period.............         --         --    2,390,000     $ 5.61  5,146,050     $13.62
    Granted......................................  2,421,500      $5.61    3,168,468      19.51  3,964,206      22.28
    Exercised....................................         --         --     (175,018)      5.83    (59,780)      5.70
    Canceled.....................................    (31,500)      5.61     (237,400)     17.35   (438,220)     19.57
                                                   ---------      -----    ---------     ------  ---------     ------
  Outstanding at end of period...................  2,390,000      $5.61    5,146,050     $13.62  8,612,256     $17.37
                                                   =========      =====    =========     ======  =========     ======
  Exercisable at end of period...................         --         --      315,250     $ 5.85    683,970     $ 5.74
  Weighted average fair value of options
    granted during the period....................                 $1.53                  $11.44                $13.32
  Options available for future grant.............  1,010,000               4,078,932             2,552,946

  The following table summarizes information about stock options outstanding at December 27, 1997 under the 1996 Stock Plan and the 1996 Eligible Director's Stock Plan:

                             NUMBER                                    NUMBER
                          ------------     WEIGHTED                 ------------
                          OUTSTANDING   --------------              EXERCISABLE
                          ------------     AVERAGE      WEIGHTED    ------------    WEIGHTED
                             AS OF      -------------- -----------     AS OF      ------------
                          ------------    REMAINING     AVERAGE     ------------    AVERAGE
       RANGE OF           DECEMBER 27,  -------------- -----------  DECEMBER 27,  ------------
----------------------    ------------   CONTRACTUAL    EXERCISE    ------------    EXERCISE
   EXERCISE PRICES            1997           LIFE        PRICE          1997         PRICE
----------------------    ------------  -------------- -----------  ------------  ------------
  $ 5.50-- $ 8.00          2,085,470            8.21        $ 5.64       675,170        $ 5.57
  $13.50--$17.50           1,549,000            9.25         17.46         3,200         13.50
  $20.38--$21.00             101,000            9.19         20.99           800         20.38
  $21.88--$22.13           3,474,550            9.71         22.01         4,800         22.07
  $22.63--$23.32           1,265,236            9.68         22.74            --            --
  $24.07--$26.00             137,000            9.52         24.89            --            --
                           ---------            ----        ------       -------        ------
                           8,612,256            9.25        $17.37       683,970        $ 5.74
                           =========            ====        ======       =======        ======

  Options granted to date under these plans are exercisable ratably over a period of four to five years.

 1995 RSI Equity Incentive Plan

  In January 1995, RSI's Board of Directors adopted and the stockholders approved the 1995 Equity Incentive Plan (the "RSI Equity Plan"). Under the terms of the RSI Equity Plan, the Company is authorized to make awards of restricted stock and to grant incentive and non-statutory options to employees of, and consultants and advisors to the Company to purchase shares of the common stock of the Company. A total of 1,760,000 shares of Common Stock may be issued upon exercise of options granted or awards made under the RSI Equity Plan.

                          RENAISSANCE WORLDWIDE, INC.

Options granted through December 27, 1997 generally vest in either four or five equal annual installments commencing on the first anniversary of the optionee's date of hire.

  On September 18, 1996, the RSI Board of Directors adopted, and on November 15, 1996, the stockholders of RSI approved an amendment to the 1995 Equity Incentive Plan increasing the number of shares of Common Stock available for issuance under the RSI Equity Plan to 3,360,000.


 1995 RSI Director Stock Option Plan

  In January 1995, the RSI Board of Directors adopted and the RSI stockholders approved the 1995 Director Stock Option Plan (the "RSI Director Plan"), which became effective on the closing of RSI's initial public offering. Under the terms of the RSI Director Plan, the directors of RSI who were not employees of the Company were eligible to receive non-statutory options to purchase shares of Common Stock. A total of 80,000 shares of Common Stock may be issued upon exercise of options granted under the RSI Director Plan. Options to purchase 40,000 shares of Common Stock have been granted to the two eligible directors. The exercise price of options granted under the RSI Director Plan was equal to the closing price of the Common Stock on the date of grant.

  A summary of activity under the RSI Equity Plan and RSI Director Plan is as follows:

                                                       June 29, 1996         JUNE 28, 1997       DECEMBER 27, 1997
                                                    --------------------  --------------------  --------------------
                                                                WEIGHTED              WEIGHTED              WEIGHTED
                                                                --------              --------              --------
                                                                AVERAGE               AVERAGE               AVERAGE
                                                                --------              --------              --------
                                                    Number of   EXERCISE  NUMBER OF   EXERCISE  NUMBER OF   EXERCISE
                                                    ----------  --------  ----------  --------  ----------  --------
                                                     OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                                    ----------  --------  ----------  --------  ----------  --------
  Outstanding at beginning of period.............   1,182,908     $ 7.13  1,856,952     $13.95  2,154,558     $18.09
    Elimination of duplicate activity from
     July to December............................                          (376,368)
    Granted......................................   1,150,400      18.34  1,588,678      21.38    440,876      23.88
    Exercised....................................    (273,940)      6.61   (405,706)      6.86    (31,574)     12.44
    Canceled.....................................    (202,416)      6.61   (508,998)      8.47   (251,706)     21.96
                                                    ---------     ------  ---------     ------  ---------     ------
  Outstanding at end of period...................   1,856,952     $13.95  2,154,558     $18.09  2,312,154     $18.85
                                                    =========     ======  =========     ======  =========     ======
  Exercisable at end of year.....................     163,638     $ 7.69    159,968     $ 9.80    164,240     $11.12
  Weighted average fair value of options
    granted during the period....................                 $10.04                $12.50                $13.97
  Options available for future grant.............   1,583,048             1,028,090               927,814

  The following table summarizes information about stock options outstanding at December 27, 1997 under the RSI Equity Plan and RSI Director Plan:

                                                                              NUMBER
                                                               WEIGHTED    ---------------    WEIGHTED
                             NUMBER        WEIGHTED AVERAGE  ------------  EXERCISABLE AS   ------------
                        -----------------  ----------------    AVERAGE     ---------------    AVERAGE
  RANGE OF EXERCISE     OUTSTANDING AS OF     REMAINING      ------------  OF DECEMBER 27,  ------------
----------------------  -----------------  ----------------    EXERCISE    ---------------    EXERCISE
       PRICES           DECEMBER 27, 1997  CONTRACTUAL LIFE     PRICE           1997           PRICE
----------------------  -----------------  ----------------  ------------  ---------------  ------------
  $ 5.00--$8.91                   426,454              7.59        $ 7.58           84,366        $ 6.77
  $ 9.22--$12.82                  131,956              7.85         11.75           34,546         11.75
  $14.22--$15.82                  401,166              8.98         15.73              992         14.52
  $16.25--$17.97                  132,472              8.62         16.98           26,184         16.96
  $18.28--$20.94                   48,160              8.55         18.95            8,820         18.94
  $21.02--$22.94                  231,196              9.58         22.86            1,332         22.38
  $23.13--$25.00                  452,282              9.17         23.87            6,400         23.86
  $25.39--$27.97                  488,468              9.19         27.12            1,600         26.09
                                ---------              ----        ------          -------        ------
                                2,312,154              8.77        $18.85          164,240        $11.12
                                =========              ====        ======          =======        ======

                          RENAISSANCE WORLDWIDE, INC.

 SCR Option

  On April 1, 1993, SCR granted a non-qualifying stock option to a key employee to purchase 96,286 shares of common stock at an exercise price of $0.00365 per share. The option had a nine-year vesting period, subject to acceleration for certain events (such as the sale, merger or liquidation of SCR, or an initial public offering), and an expiration date of April 1, 2002. Compensation expense of $281,000, which represented the excess of the estimated fair value of the stock on the date of grant over the exercise price, was being recognized over the nine-year vesting period. The unrecognized portion of the compensation expense was recorded as a reduction of stockholders' equity in the accompanying balance sheet. Effective November 27, 1996, the stock option was exercised in accordance with the acceleration clause of the option agreement in connection with the acquisition of SCR by Renaissance as described in Note 3, and the remaining unamortized balance of deferred stock compensation of $164,000 was recorded as expense at that time.


 1994 ARI Stock Plan

  In 1994, ARI adopted the 1994 Stock Option Plan (the "1994 ARI Plan"), under which 823,284 shares of common stock were reserved for issuance to eligible employees, directors and consultants upon the exercise of stock options. ARI also had outstanding options to purchase 14,818 shares of common stock and 27,000 shares of Series A Preferred Stock which were granted prior to the adoption of the 1994 ARI Plan. Stock options were granted at prices determined by ARI's former Board of Directors and generally may not be less than 100% and 85%, for incentive and nonstatutory options, respectively, of the estimated fair value of the related shares on the date of grant. Options granted under the 1994 ARI Plan are for a period not to exceed ten years, are exercisable beginning generally one year after the date of grant and vest ratably over a maximum period of five years following the date of grant.

  Options which expire or are canceled shall become available for reissuance under the 1994 ARI Plan. The 1994 ARI Plan provides for an unvested share repurchase option on behalf of ARI. In the event an optionee ceases to be eligible under the 1994 ARI Plan for any reason, shares acquired through the exercise of an option which have not yet vested may be repurchased by ARI at the higher of the option exercise price or the value of the stock being purchased on the date of termination. All stock options granted to ARI's former management employees fully vested in the event of a change of control, as defined by the ARI Board of Directors.

  Renaissance does not intend to grant any further options under the 1994 ARI Plan.

                          RENAISSANCE WORLDWIDE, INC.

  Transactions under the 1994 ARI Plan are summarized as follows:

                                                                        JUNE 24, 1995            JUNE 29, 1996
                                                                   -----------------------  -----------------------
                                                                                 WEIGHTED                 WEIGHTED
                                                                                 ---------                ---------
                                                                                  AVERAGE                  AVERAGE
                                                                                 ---------                ---------
                                                                    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                                                   ------------  ---------  ------------  ---------
                                                                     OPTIONS       PRICE      OPTIONS       PRICE
                                                                   ------------  ---------  ------------  ---------
  Outstanding at beginning of period............................       302,970       $0.08      376,516       $0.12
     Elimination of duplicated activity from July to
       December.................................................                                  1,646        0.12
     Granted....................................................       197,588        0.12       82,328        0.12
     Exercised..................................................       (67,508)       0.03      (37,870)       0.12
     Canceled...................................................       (56,534)       0.04       (1,648)       0.12
  Conversion of Series A Preferred Stock options to
    Common Stock options........................................            --          --           --          --
                                                                      --------       -----      -------       -----
  Outstanding at end of period..................................       376,516       $0.12      420,972       $0.12
                                                                      ========       =====      =======       =====
  Exercisable at end of period..................................        65,534       $0.10       94,098       $0.10
  Weighted average fair value of options granted during the
    Period......................................................                     $0.01                    $0.01
  Options available for future grant............................       474,212                  391,884


                                                                        JUNE 28, 1997          DECEMBER 27, 1997
                                                                   -----------------------  ----------------------
                                                                                 WEIGHTED                 WEIGHTED
                                                                                 ---------                ---------
                                                                                  AVERAGE                  AVERAGE
                                                                                 ---------                ---------
                                                                    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                                                   -----------   ---------  -----------   ---------
                                                                     OPTIONS       PRICE      OPTIONS       PRICE
                                                                   -----------   ---------  -----------   ---------
  Outstanding at beginning of period.............................      420,972       $0.12          548       $0.12
     Elimination of duplicated activity from July to
       December..................................................           --          --           --          --
     Granted.....................................................           --          --           --          --
     Exercised...................................................     (435,242)       0.14         (548)       0.12
     Canceled....................................................           --          --           --          --
  Conversion of Series A Preferred Stock options to
    Common Stock options.........................................       14,818        0.66           --          --
                                                                      --------       -----      -------       -----
  Outstanding at end of period...................................          548       $0.12           --       $  --
                                                                      ========       =====      =======       =====
  Exercisable at end of period...................................          548       $0.12           --          --
  Weighted average fair value of options granted during the
    period.......................................................                       --                       --
  Options available for future grant.............................      391,884                  391,884

  ARI also had options to purchase 27,000 shares of Series A Preferred Stock outstanding at June 24, 1995 and June 29, 1996. On November 26, 1996, in conjunction with the acquisition of ARI by Renaissance, all options to purchase Series A Preferred Stock were converted into options to purchase 14,818 shares of Common Stock. Additionally, all options outstanding under the 1994 ARI Plan vested upon the date of the acquisition.


 1991 Hunter Employee Non-qualified Stock Option Plan

  In 1991, Hunter adopted the 1991 Employee Non-Qualified Stock Option Plan (the "Hunter Employee Non-Qualified Stock Option Plan") to provide long term performance incentives to Hunter employees. All options

                          RENAISSANCE WORLDWIDE, INC.

granted are non-qualified options. The Hunter Board of Directors determines the option price, which may be different than the fair market value of the Common Stock at the date of option grant. Hunter has reserved 1,990,860 shares for issuance under the Hunter Employee Non-Qualified Stock Option Plan. Options vest and expire as determined at the grant date by the Hunter Board of Directors, provided that no options may be exercised later than ten years after the grant of the option.

  A summary of activity under the Hunter Employee Non-Qualified Stock Option Plan is as follows:

                                                          JUNE 29, 1996        JUNE 28, 1997       DECEMBER 27, 1997
                                                       -------------------  --------------------  --------------------
                                                                  WEIGHTED              WEIGHTED              WEIGHTED
                                                                  --------              --------              --------
                                                        NUMBER    AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                                       ---------  --------  ----------  --------  ----------  --------
                                                          OF      EXERCISE      OF      EXERCISE      OF      EXERCISE
                                                       ---------  --------  ----------  --------  ----------  --------
                                                        OPTIONS    PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                                       ---------  --------  ----------  --------- ----------  ---------
  Outstanding at beginning of period.................    600,722     $0.23    875,899      $0.40    926,865     $ 0.60
     Addition of activity from January to June
     1997                                                     --        --         --         --    248,559      11.00
    Granted..........................................    275,177      0.77    178,122       1.41     15,927      20.88
    Exercised........................................         --        --    (18,913)      0.71         --         --
    Canceled.........................................         --        --   (108,243)      0.81    (14,095)     11.00
                                                       ---------     -----  ---------      -----  ---------     ------
  Outstanding at end of period.......................    875,899     $0.40    926,865      $0.60  1,177,256     $ 2.87
                                                       =========     =====  =========      =====  =========     ======
  Exercisable at end of period.......................    600,722     $0.24    709,463      $0.43    838,220     $ 1.21
  Weighted average fair value of options granted
    during the period................................                $1.03                 $1.85                $21.63
  Options available for future grant.................  1,114,961            1,045,082               794,691

The following table summarizes information about stock options outstanding at December 27, 1997 under the Hunter Employee Non-Qualified Stock Option Plan:



                                                    NUMBER                          WEIGHTED        NUMBER        WEIGHTED
                  RANGE OF                     -----------------                    ---------  -----------------  ---------
                  --------                        OUTSTANDING     WEIGHTED AVERAGE   AVERAGE      EXERCISABLE      AVERAGE
                  EXERCISE                     -----------------  ----------------  ---------  -----------------  ---------
                  --------                           AS OF           REMAINING      EXERCISE         AS OF        EXERCISE
                   PRICES                    -----------------    ----------------  ---------  -----------------  ---------
                  --------                     DECEMBER 27, 1997  CONTRACTUAL LIFE    PRICE    DECEMBER 27, 1997    PRICE
                                               -----------------  ----------------  ---------  -----------------  ---------
$ 0.21--$ 0.99..............................             835,305              2.87     $ 0.40            710,866     $ 0.32
$ 1.14--$ 1.99..............................              91,560              6.50       1.74             67,788       1.92
$11.00--$20.88..............................             250,391              3.78      11.63             59,566      11.00
                                                       ---------              ----     ------            -------     ------
                                                       1,177,256              3.35     $ 2.87            838,220     `$ 1.21
                                                       =========         =========  =========          =========  =========

A former officer of Hunter exercised options to purchase 18,913 shares of Common Stock in October 1996. Upon ceasing employment, Hunter promised to pay this individual $113,000 instead of issuing shares. This promise was evidenced in January 1997 by a $113,000 non-interest bearing note (see Note 8). The amount of the note, which is included as compensation expense, was based on Hunter's estimate of the fair market value of the underlying stock at the time of his exercise.

                          RENAISSANCE WORLDWIDE, INC.

1996 Neoglyphics Stock Option Plan

  In 1996, Neoglyphics adopted a stock option plan that provides for incentive stock options for key employees and nonqualified stock options for key individuals, including nonemployees. Neoglyphics had reserved 224,910 shares for issuance under the stock option plan. A summary of option transactions during the year ended December 31, 1997 is as follows:


                                                NUMBER                  WEIGHTED AVERAGE
                                           ----------------            ------------------
                                              OF OPTIONS                 EXERCISE PRICE
                                           -----------------           -------------------
Outstanding at January 1, 1997 ........            --                       $      --
Granted................................             206,541                          0.48
Exercised..............................             (86,028)                         0.08
Canceled...............................                (572)                         0.80
                                               ------------                 -------------
Outstanding at December 31, 1997                    119,941                       $  0.80
                                               ============                 =============

                                                  NUMBER                          WEIGHTED        NUMBER        WEIGHTED
                                             -----------------                    ---------  -----------------  ---------
                                               OUTSTANDING      WEIGHTED AVERAGE  AVERAGE      EXERCISABLE      AVERAGE
                                             ----------------- ----------------   ---------  -----------------  ---------
                                                  AS OF             REMAINING      EXERCISE         AS OF        EXERCISE
                EXERCISE                     -----------------  ----------------  ---------  -----------------  ---------
                 PRICES                      DECEMBER 27, 1997  CONTRACTUAL LIFE    PRICE    DECEMBER 27, 1997    PRICE
                --------                     -----------------  ----------------  ---------  -----------------  ---------
$0.80...................................          119,941              9.41          $0.80           -               -


SHARES RESERVED FOR FUTURE ISSUANCE

A total of 16,530,779 shares of Renaissance Common Stock has been reserved for issuance under Renaissance's various stock plans at December 27, 1997.

STOCK PURCHASE PLANS

   1996 Employee Stock Purchase Plan
   ---------------------------------
This plan, which is intended to qualify under section 423 of the Internal Revenue Code, authorizes the grant of options to eligible employees on a semi-annual basis to purchase shares of Renaissance's common stock. An aggregate of 600,000 shares of common stock has been reserved for issuance under this plan. In December 1997, the stockholders approved an additional 600,000 shares of Common Stock to be reserved under the Plan. The plan permits eligible employees to purchase up to 400 shares of common stock in any six month offering period through the accumulation of payroll deductions, which may not exceed 10% of the employee's compensation. For the June 1996, January 1997 and July 1997 offerings, employees were eligible to participate if they have been employed by Renaissance for at least eighteen months. Commencing with the January 1998 offering, employees are eligible to participate upon employment by Renaissance. Shares are purchased at 85% of the lower of the fair market value of Renaissance's common stock at the beginning or end of each six month offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. The first stock offering period under the plan commenced on June 5, 1996, the effective date of the registration statement covering Renaissance's initial public offering. 56,178 and 46,510 shares of Common Stock were issued under this plan during the year ended June 28, 1997 and the six month period ended December 27, 1997, respectively at an issuance price of $7.23 and $19.55, respectively. The plan will terminate in March 2006.

                          RENAISSANCE WORLDWIDE, INC.

 1995 RSI Employee Stock Purchase Plan

  In January 1995, RSI's Board of Directors adopted and the shareholders approved the 1995 Employee Stock Purchase Plan (the "RSI Purchase Plan"), which became effective on the closing of RSI's initial public offering. The RSI Purchase Plan authorizes the issuance of up to a total 720,000 shares of Common Stock to participating employees. Under the terms of the RSI Purchase Plan, the purchase price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the offering period, whichever is lower. 67,429 shares, 55,296 shares and 27,160 shares were issued under the RSI Purchase Plan during the years ended June 29, 1996, June 28, 1997 and the six months ended December 27, 1997 at a weighted average price of $9.16, $13.21, and $24.57, respectively. The weighted average fair value of the 1996, 1997, and December 1997 awards under the RSI Purchase Plan were $1.61, $4.77, and $11.79 per share, respectively.


ACCOUNTING TREATMENT

  Renaissance applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Compensation is recognized for the difference between the exercise price of options granted and the estimated fair value of the related shares on the date of grant, and is recorded over the vesting period. Amortization of compensation expense totaled $31,000, $31,000, $494,000 and $750,000 in the years ended June 24, 1995, June
29, 1996 and June 28, 1997 and in the six months ended December 27, 1997, respectively. The benefit of tax deductions associated with the exercise of non-qualified stock options in excess of the amount of compensation recorded for financial reporting purposes is recorded as a credit to additional paid-in capital.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation". SFAS 123 is effective for periods beginning after December 15, 1995. SFAS 123 requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. Renaissance adopted the disclosure provisions only of SFAS 123. Had compensation cost of Renaissance's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, Renaissance's net income and earnings per share for the years ended June 29, 1996 and June 28, 1997 and the six months ended December 27, 1997 would have been reduced to the pro forma amounts indicated below:

                          RENAISSANCE WORLDWIDE, INC.

                                                     AS REPORTED                             PRO FORMA
                                        -------------------------------------  -------------------------------------
                                                                 SIX MONTHS                             SIX MONTHS
                                                                -------------                          -------------
                                        YEAR ENDED  YEAR ENDED      ENDED      YEAR ENDED  YEAR ENDED      ENDED
                                        ----------  ----------  -------------  ----------  ----------  -------------
                                         JUNE 29,    JUNE 28,   DECEMBER 27,    JUNE 29,    JUNE 28,    DECEMBER 27,
                                        ----------  ----------  -------------  ----------  ----------  -------------
                                           1996        1997         1997          1996        1997          1997
                                        ----------  ----------  -------------  ----------  ----------  -------------
  Net Income (loss).................       $12,020     $17,174       $(4,231)     $10,229     $10,737      $(13,970)
  Net Income (loss) per share--
    basic...........................       $  0.28     $  0.34       $ (0.08)     $  0.24     $  0.21      $  (0.26)
  Net Income (loss) per share--
    diluted  .......................       $  0.26     $  0.31       $ (0.08)     $  0.22     $  0.20      $  (0.26)

  Because options vest over several years and this pro forma disclosure only reflects grants made in the last three fiscal periods, the effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years.

  The fair market value of each stock option granted during the year ended June 29, 1996 was estimated using the Black-Scholes option-pricing model with the following assumptions: an expected life of 3-4 years, expected volatility of 0% for Hunter and Renaissance (pre IPO periods) and 62% for RSI, a dividend yield of 0% and risk-free interest rates of 5.8 to 6.4%. The fair market value of each stock option granted during the year ended June 28, 1997 was estimated using the Black-Scholes option-pricing model with the following assumptions: an expected life of 3-5 years, expected volatility of 43% to 62%, a dividend yield of 0% and risk-free interest rates of 6.3%. The fair market value of each stock option granted during the six months ended December 27, 1997 was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of 5.25 years, expected volatility of 45%, a dividend yield of 0% and risk-free interest rates of 6.2%.

  The fair market value of offerings under the Renaissance stock purchase plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of .5 years, expected volatility of 43.5%, a dividend yield of 0%, and risk-free interest rates of 6% in the fiscal years ended June 29, 1996, June 28, 1997 and the six months ended December 27, 1997.

  The fair market value of offerings under the RSI stock purchase plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of .5 years, expected volatility of 62% in fiscal 1996, fiscal 1997, and the six months ended December 27, 1997, a dividend yield of 0% for all periods, and risk-free interest rates of 5.63% in fiscal 1996, 5.27% in fiscal 1997 and 6.0% in the six months ended December 27, 1997.

  The fair market value of offerings under the Neoglyphics Stock Option Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: an expected life of 1 to 7 years, expected volatility of 0.01%, a risk-free interst rate of 6.0% and no dividend yield.


12.   COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

  Renaissance occupies premises under various noncancelable operating leases which include terms requiring Renaissance to pay a pro-rata portion of increased operating expenses and real estate taxes. The leases expire on various dates through October 2007, and certain of the leases contain options for renewal or purchase of related equipment.

  In January 1993, Renaissance entered into a three year lease with a real estate trust of which the president and significant shareholder of Renaissance is the sole beneficiary (the "Trust"), which required annual rental payments of $120,000, payable in equal monthly installments of $10,000. This lease continued to be amended upon subsequent expansions of the leased area and currently requires annual payments of $531,000 payable in equal monthly installments of $44,000. The amended lease term is September 2010. In conjunction with the amendment of the lease in September 1995, Renaissance began to consolidate the accounts of the Trust on a prospective basis (see Note 15).

                          RENAISSANCE WORLDWIDE, INC.

  Rent expense for the years ended June 24, 1995, June 29, 1996 (excluding amounts paid to the Trust after September 19, 1995), and June 28, 1997 and the six months ended December 27, 1997 was $3,657,000, $5,045,000, $6,764,000 and
$5,070,000, respectively.

  Future minimum payments under non-cancelable leases at December 27, 1997 are as follows, excluding amounts payable to the Trust:

                                                         OPERATING        CAPITAL
                                                          LEASES          LEASES
                                                       --------------  -------------
 1998.................................................    $10,733,000       $121,000
 1999.................................................      8,892,000         46,000
 2000.................................................      5,916,000             --
 2001.................................................      4,758,000             --
 2002.................................................      3,124,000             --
 Thereafter                                                 6,439,000             --
                                                          -----------       --------
 Total minimum lease payments.........................    $39,862,000        167,000
                                                          ===========
 Less--amount representing interest...................                        17,000
                                                                            --------
 Present value of obligations under capital leases....                      $150,000
                                                                            ========

  The cost and accumulated amortization of assets, primarily for office equipment and software, under capital leases are as follows:

                                       JUNE 29,       JUNE 28,      DECEMBER 27,
                                     -------------  -------------  --------------
                                         1996           1997            1997
                                     -------------  -------------  --------------
  Cost.............................     $ 560,000      $ 731,000        $226,000
  Accumulated amortization.........      (121,000)      (232,000)        (93,000)
                                        ---------      ---------        --------
                                        $ 439,000      $ 499,000        $133,000
                                        =========      =========        ========

13.   EMPLOYEE BENEFIT PLANS

  Renaissance provides employee retirement savings plans under Section 401(k) of the Internal Revenue Code which cover substantially all employees. Under the terms of the plans, employees may contribute a percentage of their salary up to a maximum of 10%-20% which is then invested in one or more of several mutual funds selected by the employee. Renaissance may make contributions to the Renaissance plan at their discretion; such contributions totaled $309,000, $563,000, $605,000 and $472,000 for the years ended June 24, 1995, June 29,
1996, and June 28, 1997 and the six months ended December 27, 1997, respectively.


14.   FINANCIAL INSTRUMENTS

  Renaissance enters into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

  The carrying amounts of Renaissance's financial instruments, which include marketable securities (see Note 5), accounts receivable, notes receivable, line of credit, accounts payable, accrued salaries and wages, other accrued expenses, income taxes payable and long-term debt approximate their fair values at June 29, 1996, June 28, 1997 and December 27, 1997.

                          RENAISSANCE WORLDWIDE, INC.

15.   CONSOLIDATION OF REAL ESTATE TRUST

  As described in Note 12, Renaissance leases office space from a real estate trust, of which the president and significant stockholder of Renaissance is the sole beneficiary and an officer of Renaissance is the trustee. Effective September 19, 1995, Renaissance renegotiated its lease with the Trust in conjunction with a refinancing of the Trust's mortgage. The modified lease terms expanded the amount of space which Renaissance occupies, committed Renaissance to rent the facility through the maturity date of the mortgage loan, and granted Renaissance a right of first refusal to lease any space in the facility currently occupied by other tenants when the tenants' leases expire.

  Accordingly, as of this date, Renaissance obtained significant control over the operations of the Trust and assumed a significant portion of the Trust's obligations. As a result, Renaissance has consolidated the accounts of the Trust as of September 19, 1995 on a prospective basis. As of September 19, 1995, the Trust reported the following assets and liabilities:

  Fixed assets, net.............................   $ 1,750,000
  Other current assets..........................        49,000
  Security deposits and deferred income.........       (84,000)
  Notes payable to Renaissance..................      (365,000)
  Mortgage loans payable........................    (1,461,000)
                                                   -----------
                                                   $  (111,000)
                                                   ===========

16.   LEGAL SETTLEMENT

  In August 1996, ARI received a settlement of $1,625,000 from its insurance company for payment of defense costs and certain expenses associated with a previous intellectual property rights matter. This amount, net of related expenses, has been included in interest and other income in the accompanying consolidated statement of income.

                          RENAISSANCE WORLDWIDE, INC.

17.   SEGMENT INFORMATION

  In the six months ended December 27, 1997, upon the acquisitions of RSI and Hunter, the Company reorganized its operations under three operating segments:
Strategy, Solutions, and Services. The following represents the revenue and operating income of each of these segments for the years ended June 24, 1995, June 29, 1996 and June 28, 1997 and the six months ended December 27, 1997 and the identifiable assets by segment as of these dates:

                                                                     YEAR ENDED                     SIX MONTHS ENDED
                                                                   --------------                  ------------------
                                                   JUNE 24, 1995   JUNE 29, 1996   JUNE 28, 1997   DECEMBER 27, 1997
                                                   --------------  --------------  --------------  ------------------
Revenue:
     Strategy.....................................      $ 22,602        $ 34,785        $ 45,329            $ 37,043
     Solutions....................................        24,635          44,379          83,087              76,150
     Services.....................................       174,720         253,899         361,417             206,926
                                                        --------        --------        --------            --------
        Total.....................................      $221,957        $333,063        $489,833            $320,119
                                                        ========        ========        ========            ========
Income from operations (excluding
 acquisition costs):
     Strategy.....................................      $  5,157        $  7,437        $  6,148            $  6,896
     Solutions....................................         2,250             761           8,866               2,576
     Services.....................................         7,293          15,575          23,755              13,266
                                                        --------        --------        --------            --------
        Total.....................................        14,700          23,773          38,769              22,738
     Acquisition-related expenses.................            --          (3,524)         (8,268)            (17,961)
     Interest and other income (expense),
       net........................................          (804)           (773)          3,267                (678)
                                                        --------        --------        --------            --------
Income before taxes...............................      $ 13,896        $ 19,476        $ 33,768            $  4,099
                                                        ========        ========        ========            ========
Identifiable assets:
     Strategy.....................................      $ 18,135        $ 59,182        $ 77,482            $ 99,361
     Solutions....................................         9,265          25,053          35,416              63,994
     Services.....................................        43,234          65,879         115,348             146,955
     Corporate assets.............................         4,890          17,910          28,675               5,867
                                                        --------        --------        --------            --------
        Total.....................................      $ 75,524        $168,024        $256,921            $316,177
                                                        ========        ========        ========            ========

                          RENAISSANCE WORLDWIDE, INC.

GEOGRAPHIC INFORMATION

  The following represent the revenue and operating income by geographic area for the years ended June 24, 1995, June 29, 1996, and June 28, 1997 and the six months ended December 27, 1997 and the identifiable assets by geographic area as of these dates:

                                                                      YEAR ENDED                     SIX MONTHS ENDED
                                                                    --------------                  ------------------
                                                    JUNE 24, 1995   JUNE 29, 1996   JUNE 28, 1997   DECEMBER 27, 1997
                                                    --------------  --------------  --------------  ------------------
Revenue:
     North America.................................      $218,403        $326,631        $466,482            $293,187
     Europe .......................................         3,554           6,432          22,671              25,231
     Other.........................................            --              --             680               1,701
                                                         --------        --------        --------            --------
        Total......................................      $221,957        $333,063        $489,833            $320,119
                                                         ========        ========        ========            ========
Income from operations (excluding
    acquisition-related expenses):
     North America.................................      $ 14,170        $ 23,551        $ 35,193            $ 20,361
     Europe........................................           530             222           3,383               3,088
     Other.........................................            --              --             193                (711)
                                                         --------        --------        --------            --------
        Total......................................        14,700          23,773          38,769              22,738
     Acquisition-related expenses..................            --          (3,524)         (8,268)            (17,961)
     Interest and other income (expenses),
       net.........................................          (804)           (773)          3,267                (678)
                                                         --------        --------        --------            --------
Income before taxes................................      $ 13,896        $ 19,476        $ 33,768            $  4,099
                                                         ========        ========        ========            ========
Identifiable assets:
     North America.................................      $ 69,691        $148,789        $209,891            $290,853
     Europe........................................           943           1,325          18,288              20,176
     Other.........................................            --              --              67                (719)
     Corporate assets..............................         4,890          17,910          28,675               5,867
                                                         --------        --------        --------            --------
        Total......................................      $ 75,524        $168,024        $256,921            $316,177
                                                         ========        ========        ========            ========

  Corporate assets represent marketable securities invested for all segments and regions. All other assets are used in the operations of individual entities in the different segments and geographical areas.

                                   SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    RENAISSANCE WORLDWIDE, INC.


                              By: /s/ Richard L. Bugley
                                 ------------------------------------------
                                 Name:   Richard L. Bugley, Esq.
                                 Title:  Vice President and General Counsel


Date:  November 5, 1998

                                                                   EXHIBIT INDEX
                                                                   -------------


NUMBER                    TITLE OF EXHIBIT                                  PAGE
------                    ----------------                                  ----

23.1      Consent of PricewaterhouseCoopers LLP

23.2      Consent of Graves, McKenna, Lundeen & Almquist, PLLP

23.3      Consent of Deloitte & Touche, LLP

23.4      Consent of PricewaterhouseCoopers LLP

23.5      Consent of Katch, Tyson & Company

23.6      Consent of Goldstein Golub Kessler LLP

27.1      Restated Financial Data Schedule

27.2      Restated Financial Data Schedule